Exhibit 10.1
AGREEMENT BETWEEN ENVIRONMENTAL TECTONICS CORPORATION
AND THE DEPARTMENT OF THE NAVY
1. This Agreement is entered into between the Department of the Navy, on behalf of the Department of Defense (collectively, the “Government”), and Environmental Tectonics Corporation (hereinafter “ETC”). The purpose of this Agreement is to evidence that ETC is presently responsible to contract with the Government by ensuring that ETC has and will continue a program of acceptable contracting practices and procedures, and by establishing and implementing a program of compliance reviews, audits, and reports. For purpose of this agreement, ETC shall mean ETC as a body corporate, its predecessors, successors, affiliates, subsidiaries, and/or divisions and all owners, directors, officers, employees and/or consultants of any of the aforesaid entities.
2. This Agreement addresses those causes for suspension that are stated in the Government’s Notice of Suspension, with enclosures, dated October 2, 2007, attached hereto as Annex 1 (hereinafter “the Notice”). This Agreement shall not be used for any purpose with regard to any criminal, civil, or administrative charge, claim, or action by or against ETC related to or arising out of any criminal or civil investigation conducted by any component of the Department of Justice or the Government.
3. By this Agreement, ETC recognizes its corporate responsibility to ensure that ETC fully complies with all federal procurement laws and regulations when contracting, directly or indirectly, with the Government. In this regard, all aspects of ETC’s corporate and business operations shall be conducted according to the highest code of corporate ethics, generally prevailing law and honest behavior, and the guidelines set by the letter and the spirit of this Agreement.
4. To fulfill its corporate responsibilities, ETC has begun and shall, in accordance with the Schedule attached hereto as Annex 2 (hereinafter “the Schedule”), fully implement a Compliance Program by which ETC can and will adhere to lawful and ethical procedures and practices in all areas of and relating to its provision of goods and services as a Government contractor and/or subcontractor. This Compliance Program shall have the following components:
     A. WRITTEN CODES OF CONDUCT AND ETHICS: In 2004, ETC established written Codes of Conduct and Ethics which provide notice to all employees that the highest standard of conduct and business ethics are mandated (collectively, the Codes). A copy of the Codes are attached as Annex 3.
          (1) The Codes shall be reviewed on an annual basis by ETC’s duly appointed legal counsel and updated as required for compliance with statutory and/or regulatory changes.

          (2) All ETC directors, officers, employees, and consultants shall be required to sign, on an annual basis, a certificate stating that they have read the Codes and that they agree to abide by them.
          (3) The signature of the Navy’s Debarring Authority on this Agreement shall signify acceptance of the current Codes.
     B. AN ETHICS ADVISOR: ETC has established and shall, for at least the duration of this Agreement, maintain a position designated as the Ethics Advisor.
          (1) The Ethics Advisor reports directly to and, on all issues related to ethics, is only responsible to the Board of Directors of ETC.
          (2) The identification and qualifications of the current Ethics Advisor are set forth in Annex 4. The signature of the Navy’s Debarring Authority on this Agreement shall signify acceptance of the current Ethics Advisor.
          (3) Should the current or any subsequently appointed Ethics Advisor leave the position, that fact shall be reported to the Navy Debarring Authority, in writing, within 10 days of said leaving. A replacement shall be selected by ETC and reported to the Navy Debarring Authority within forty-five calendar days of said leaving. Appointment of a replacement Ethics Advisor shall be subject to approval by the Navy Debarring Authority, which approval shall be solely within the discretion of the Navy Debarring Authority. Denial by the Debarring Authority of approval of any replacement Ethics Advisor shall be a “Failure by ETC” as the phrase is used in paragraph 11 of this Agreement.
          (4) The Ethics Advisor shall assist ETC in identifying and reporting violations of its Codes. It shall be the duty of every ETC officer, director, manager, and employee to promptly notify the Ethics Advisor of any suspected or alleged instances of violations of the Codes or Conduct and Ethics, including, but not limited any alleged or suspected criminal offenses occurring in connection with any individual’s performance of duties for or on behalf of ETC.
          (5) The Ethics Advisor shall investigate all instances of suspected misconduct and shall report in writing the findings to the Audit Committee of the Board of Directors and management. Management shall have thirty days to provide to the Audit Committee of the Board of Directors a written response to the Ethics Advisor’s report. The Audit Committee of the Board of Directors shall then forward to the Navy’s Debarring Authority, the Ethics Advisor’s report, the Management response and the Audit Committee of the Board of Directors’ decision concerning the incident, including any remedial measures taken, in time to be received within ten working days of when said Board of Director’s decision was created.
          (6) The Ethics Advisor shall, within 10 working days after the end of each fiscal quarter, prepare and deliver to the Navy Debarring Authority a synopsis of each instance of suspected and/or confirmed misconduct which became known to the

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Ethics Advisor during the fiscal quarter. This synopsis shall be made without regard to the degree to which the Ethics Advisor has been able, as of the due date of the report, to investigate the misconduct. This synopsis shall include disclosure of any remedial action taken to date.
     C. A HOT LINE: ETC established in 2004 as part of its Whistleblower Policy and shall, for at least the duration of this Agreement, maintain a “hot line” to facilitate the reporting of misconduct by or within ETC. The policies and procedures of this component are fully presented in Annex 5. The signature of the Navy’s Debarring Authority on this Agreement shall signify acceptance of this component by the Navy’s Debarring Authority.
     D. A WRITTEN CONTRACTING PROCEDURES MANUAL AND FEDERAL CONTRACTING RESOURCE CENTER: A manual containing the regulatory standards and acceptable practices for doing business with the Government and/or Government prime contractors shall be developed, implemented and maintained (regularly reviewed and updated) by ETC. These practices and procedures shall be applied to all of ETC’s business dealings involving Government contracts or subcontracts. Also, ETC shall maintain in a central location, readily available to management and employees, current regulations and authoritative guidance for doing business with the Government and/or Government prime contractors.
          (1) The Contracts Procedures Manual is affixed hereto as Annex 6.
          (2) The Navy’s Debarring Authority may, at its sole discretion, approve or disapprove of the Contracting Procedures Manual. Failure to gain Navy Debarring Authority approval of the Contracting Procedures Manual shall be a “Failure by ETC” as the phrase is used in paragraph 11 of this Agreement.
     E. A WRITTEN AUDIT AND COMPLIANCE REVIEW PROCEDURE: ETC shall establish and, for at least the duration of this Agreement, maintain an Audit and Compliance Review Procedure.
          (1) The Audit and Compliance Review Procedure (the “A&C Procedure”) is affixed hereto as Annex 7.
          (2) The Navy’s Debarring Authority may, at its sole discretion, approve or disapprove of ETC’s A&C Procedure. Failure to gain Navy Debarring Authority approval shall be a “Failure by ETC” as the phrase is used in paragraph 11 of this Agreement.
          (3) In addition to any other provision that the A&C Procedures may have, the A&C Procedures shall provide for yearly audits of each procedure that is a component of this Compliance Program.

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               (a) The audits shall be conducted by the Ethics Officer in conjunction with the appropriate ETC management personnel.
               (b) The audits shall begin no earlier than December 1, and shall be completed no later than December 30 of each calendar year during the term of this Agreement.
               (c) A report, which describes and discusses the findings made during the audits, shall be part of the Ethics Officer’s Quarterly report for the quarter during which the audits are conducted.
     F. TRAINING1: ETC shall create and implement a curriculum of training designed to familiarize each of its directors, officers, employees, and consultants with the concepts and precepts of each component of this Compliance Program. This training shall occur in accordance with the Schedule that is attached at Annex 2 and shall be affixed hereto as Annex 8.
          (1) The Navy’s Debarring Authority may approve or disapprove of the curriculum, at its sole discretion. Failure to obtain Navy Debarring Authority approval of the curriculum, or any part thereof, within the time stated in the preceding subparagraph “(a)” shall be a “Failure by ETC” as the phrase is used in paragraph 11 of this Agreement.
          (2) The training to be provided shall be given on the dates set forth in the Schedule at Annex 2. Proof of attendance shall be made at the time and site of presentation, and a copy thereof shall be submitted to the Navy’s Debarring Authority as an enclosure to the next subsequent Quarterly report by the Ethics Officer.
          (3) In addition to any other training they may receive, each director, officer, employee, and/or consultant who misses the training given on the dates indicated on the Schedule, and any director, officer, employee, and/or consultant who joins, is hired by, or contracts with ETC after said training is completed shall be required, within thirty days of their association with ETC, to read the course materials. Each person who completes the reading required by this paragraph shall sign a certification that the reading has been completed. Each such certification shall be maintained in a clearly identified file by the Ethics Advisor. In addition, the Ethics Advisor shall, as part of each Quarterly report, identify each such person, state the date when the person joined ETC, and state whether the person has successfully met the training requirements stated in this paragraph “(3).”
          (4) In addition to any other training, each ETC director, officer, employee, and consultant shall be informed of any change to any component of this Compliance Program, which took place since the next previous training session.

[1]	The training proposed by ETC will be for each of its directors and officers, as well as, those employees, consultants and contract employees that ETC reasonably expect to perform services on Government contracts.

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5. ETC further agrees to:
     A. Complete all compliance actions identified by this Agreement on or before the date stated in the Schedule. ETC’s management shall then provide reasonable notice to the Government of ETC’s compliance with such deadline.
     B. Include an ethics and compliance component in the performance evaluation criteria of management level employees. ETC’s Executive Performance Appraisal – Ethics, is attached as Annex 9.
     C. ETC’s management shall, within ten (10) working days after the end of each fiscal quarter (July, October, January and April) prepare and provide a report to the Navy Debarring and Suspending Official, or his designee, describing ETC’s implementation of this agreement.
     D. ETC’s Ethics Officer shall, within ten (10) working days after the end of each fiscal quarter, report regarding: (1) All instances of disciplinary action for violations of the Codes; (2) all known, ongoing criminal investigations; (3) all known qui tam suits; (4) all known or suspected defective pricing cases; (5) instances in which there are reasonable grounds to suspect that ETC, its directors, officers, employees, consultants, suppliers and/or Government personnel have violated Federal laws or regulations relating to U.S. Government procurements; (6) all hotline calls received by the Ethics Advisor including a description of the complaint and any remedial action taken or planned; and (7) any other matter which might affect ETC’s present responsibility status, including but not limited to actual or potential suspension and/or debarment actions by other Government and quasi-governmental agencies.
     E. Allow designated representatives of the Navy’s Debarring Authority to interview ETC personnel and to examine ETC’s financial books, records, and other company documents for the purpose of evaluating ETC’s compliance with the terms of this Agreement. Such materials described above shall be made available by ETC after reasonable notice for inspection, audit and/or reproduction, provided, however, the Navy’s Debarring Authority shall not be entitled to examine documents properly subject to the attorney client or attorney work product privileges, nor to copy: (1) Documents containing technical data or computer software, except in accordance with government contract data rights provisions or (2) Documents containing trade secrets, or (3) Financial records
     F. In addition to the reports made pursuant to paragraph 5.C. and D., disclose, within 30 calendars days of its alleged occurrence, to the Department of Defense and to the prime Government customer if such customer is not a DoD component, all instances in which there are reasonable grounds to suspect that ETC, its directors, officers, employees, consultants, suppliers and/or Government personnel have violated Federal laws or regulations relating to U.S. Government procurements. Further, ETC shall take immediate corrective measures to remedy the matter disclosed, and to notify the

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Department of Defense, and the prime Government customer, if the matter relates to a non DoD contract, of the corrective action taken and ETC’s opinion regarding any impact the matter may have on the Government.
     G. Cooperate fully with any investigation by the Department of Justice or the Department of Defense of which ETC knows or learns in the future.
     H. Upon a conviction of ETC for violation of any Federal criminal statute, take appropriate disciplinary action against all responsible individuals.
     I. Upon an indictment of, or the entering of a guilty plea or plea of nolo contendere by any director, officer, employee or consultant of ETC for violation of any criminal statute, which violation occurred in connection with the individual’s performance of duties for or on behalf of ETC, immediately remove the director, officer, employee or consultant from active status with the Company relating to any dealings with the U.S. Government.
     J. Upon an unappealed conviction of, or after an unsuccessful appeal by any director, officer, employee or consultant of ETC for fraud or any other felony arising out of a contract with the DOD, promptly take appropriate action to impose the prohibitions of Title 10, U.S.C. § 2408, including termination of such officer, employee or consultant from service to ETC, or removal of such director from the ETC Board of Directors.
     K. Treat all costs associated with the termination, severance and/or removal of any director, officer, employee or consultant of ETC under paragraph H, above, as unallowable for Federal Government Contract purposes.
6. During the term of this Agreement, ETC shall not knowingly employ, engage or accept the services of an individual who is listed by a Federal Agency as debarred, suspended, or otherwise ineligible for Federal contracting. Reasonable inquiry shall be made into the suspension/debarment status of any potential employee or consultant prior to the offer of employment or engagement of services. Further, ETC shall promptly terminate the employment of or contract for services with any individual who was suspended or debarred during the term of this Agreement or as of the effective date of their association with ETC. Moreover, ETC shall immediately remove such individual from responsibility for or involvement with Government contract matters until the resolution of any question there might be regarding their suspension or debarment status during the term of this Agreement and as of the time of their association with ETC.
7. During the term of this Agreement, ETC shall not knowingly enter into any subcontract or other business relationship relating to Federal Government contracts with any individual or business entity listed as debarred, suspended, or otherwise ineligible for contracting by a Federal Agency (hereinafter “listed contractor”) without prior approval by the Navy Debarring Authority.

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     A. ETC shall make reasonable inquiry into the listed contractor status of each prospective business associate.
     B. Whenever the inquiry required by the preceding paragraph “(A)” reveals that the prospective business associate is a listed contractor, ETC shall submit a notice to the Navy’s Debarring Authority in form and content as specified in FAR 9.405-2(b).
     C. ETC shall also give written notice of the prohibition effected by paragraph 7 to each prospective business associate.
8. In addition to those costs stated in paragraphs 5.K and 9, ETC agrees that the costs described below shall be unallowable for United States Government contract purposes and shall not be charged directly or indirectly to any such contract or subcontract:
     A. All costs of performing the actions set forth in this Agreement accomplished by ETC subsequent to its learning of the investigation that resulted in the proposed debarment.
     B. All costs of legal services whether performed by in house or private counsel, administrative and clerical services, services of accountants and consultants, salaries and wages of employees, officers, and directors, travel, and any costs directly related to the aforesaid, incurred in the implementation of and/or continued compliance with the terms of this agreement.
9. Within thirty days of the effective date of this agreement, ETC will remit the sum of $5,000.00, made payable to the Treasury of the United States, as and for final payment of those investigative and administrative costs incurred, or to be incurred, by the Government because of the matters which gave rise to the causes for debarment as stated in the Notice, which include but are not limited to the costs of investigating the charges, and of monitoring, reviewing, enforcing, and administering this Agreement.
10. Except as provided in paragraph 15, the execution of this Agreement by the Government in no way waives any criminal, civil, contractual, or administrative remedy or right that the Government may have for the acts described in the Notice, or for any other conduct that would give rise to such remedies.
11. Failure by ETC to meet any of its obligations under the terms or spirit of this Agreement, not cured to the reasonable satisfaction of the Navy’s Debarring Authority within 30 working days, or as otherwise permitted by the Navy Debarring Authority after receipt by ETC of written notice of such failure, shall constitute a cause for suspension subject to the procedures established by the Federal Acquisition Regulation and any other applicable statute or regulation.
12. By execution of this Agreement, ETC releases the United States, its employees, agents, and instrumentalities, in either their Authority or personal capacities, of any and all liability arising out of or otherwise related to this Agreement. Further, ETC agrees not

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to file any claim against the United States, its employees, agents, and instrumentalities, in either their Authority or personal capacities, in any forum or jurisdiction, with regard to any matter arising out of or otherwise related to this Agreement.
13. By execution of this Agreement, ETC avers that any adverse action taken or to be taken against any ETC director, officer, employee, consultant, or agent, with regard to any matter arising out of or related to the facts and circumstances set forth in the Notice, are the result solely of ETC’s initiatives and decisions, and are not the result of any action by or on behalf of the United States, its employees, agents or instrumentalities.
14. ETC agrees to indemnify the Government against, and hold the Government harmless from, any and all claims, liabilities, obligations, and causes of action of whatsoever kind or nature for injury to, or death of, any person, and for any injury or damage to or destruction of any property, arising out of or as a result of the basis for suspension referenced in Annex 1, even if the Government’s liability to any person arises out of the acts or omissions of the Government, its employees, agents, invitees, or representatives of any other description whatsoever.
15. In recognition of the actions by and covenants of ETC set forth herein, the Government will rescind ETC’s suspension as of the effective date and will not debar ETC based upon the facts and for those causes set forth in Annex 1.
16. This Agreement is a public document and may be disclosed by the Government throughout the Executive Branch of the Government and to other interested parties in accordance with the requirements of the Privacy Act and the Freedom of Information Act.
17. Modification to this Agreement may be made but shall have no effect until the terms of the Modification are expressly incorporated in a writing, which has been executed by both parties. Neither party shall seek or accept the benefit of a judicial or quasi-judicial order directing the other to execute a writing, which would, if executed, modify this agreement.
18. For purposes of interpretation of this Agreement or any part hereof by any court of competent jurisdiction (or any other judicial or quasi judicial body), this Agreement shall be deemed to have been drafted equally by all parties hereto.
19. This Agreement shall become effective on the date of the last signature hereto and shall continue for three years thereafter, or until both reports and decision mentioned in Paragraph 4.B.(5) have been received by the Navy Debarring Authority, whichever occurs last. In addition, should ETC for any reason cease to be in full compliance with the letter and spirit of this agreement, this agreement shall be extended for a period of three years following reestablishment of full compliance as determined by the Navy Debarment Authority.

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20. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.
DEPARTMENT OF THE NAVY

Mark O. Wilkoff
Suspending and Debarring Authority
Department of the Navy

Dated:

ENVIRONMENTAL TECTONICS CORPORATION

By:

William F. Mitchell
President and CEO

Dated:

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ANNEX 1

DEPARTMENT OF THE NAVY OFFICE OF THE GENERAL COUNSEL 720 KENNON STREET SE RM 214 WASHINGTON NAVY YARD DC 20374-5012
CERTIFIED MAIL – RETURN RECEIPT REQUESTED
William F. Mitchell, President
Environmental Tectonics Corporation
County Line Industrial Park
125 James Way Road
Southampton, PA 18966
RE:    SUSPENSION OF ENVIRONMENTAL TECTONICS CORPORATION
Dear Mr. Mitchell:
     On behalf of the Department of the Navy, I am suspending your company, Environmental Tectonics Corporation (ETC), effective as of the date of this letter. Based upon my review of the entire Administrative Record, which includes the enclosed “Memorandum for the Department of the Navy Suspending and Debarring Official,” I find the facts to be as stated in the enclosed Memorandum, and I further find that the facts support causes to suspend your company. The causes and reasons for proposing suspension are also stated in the Memorandum, which I adopt and incorporate herein by reference.
     Subpart 9.4 of the Federal Acquisition Regulation (FAR), as supplemented by Subpart 209.4 and Appendix H of the Department of Defense FAR Supplement (DFARS) state the procedures governing suspension. Copies of these regulations are enclosed with and made a part of this notice to you.
     The immediate effect of suspension is that your company name, Environmental Tectonics Corporation, will be published in the Excluded Parties List System (“the List”). The List is a publication of the General Services Administration that contains the names of contractors debarred, suspended, proposed for debarment, or declared ineligible by any agency of the Federal Government. You may access the List on the Internet at http://www.epls.gov.
     As provided at FAR Subpart 9.405, and at 32 Code of Federal Regulations Part 25, the effects of being placed on the List are:
     (1) Throughout the Executive Branch of the Federal Government, offers will not be solicited from, contracts will not be awarded to, and existing contracts will not be renewed or otherwise extended for ETC unless the head of the agency taking the contracting action or a designee states in writing a compelling reason to do so.
     (2) No Government contractor may award a subcontract equal to, or in excess of, $30,000 to ETC unless there is a compelling reason to do so and the contractor first notifies the contracting officer and further complies with the provisions of FAR 9.405-2(b).
     (3) If ETC is proposed as a subcontractor for any subcontract subject to Government consent, no contracting officer of any Federal Executive Branch Agency shall give consent unless the acquiring agency’s head states in writing compelling reasons for this approval action.
     (4) ETC is excluded from conducting business with the Government as an agent or representative of other contractors.
     (5) ETC is excluded from conducting business with the Government as an agent or representative of other contractors.
     (6) ETC is excluded from acting as individual sureties.
     Within 30calendar days after receipt of this notice, you or a representative on your behalf may submit, in person or in writing, or both, information and argument in opposition to the suspensions, in accordance with FAR 9.406-3(c)(4), and the standard procedures enclosed with this notice. Any written submission of Matters in Opposition should be forwarded in duplicate and addressed to:
Joseph K. Moore
Associate Counsel
Acquisition Integrity Office
Office of the General Counsel
720 Kennon Street SE, Rm 213-K
Washington Navy Yard DC 20374-5012
     Yon may contact Mr. Moore directly at (202) 685-7262.
     The suspension shall remain in effect pending the completion of an investigation and such legal proceedings as may ensue.

Sincerely,

MARK O.WILKOFF
Suspending and Debarring Official
Department of the Navy

Date:	10/02/07
Enclosures

DEPARTMENT OF THE NAVY OFFICE OF THE GENERAL COUNSEL 720 KENNON STREET SE RM 214 WASHINGTON NAVY YARD DC 20374-5012
October 2, 2007
MEMORANDUM FOR THE DEPARTMENT OF THE NAVY
     SUSPENDING AND DEBARRING OFFICIAL
Subject: SUSPENSION OF ENVIRONMENTAL TECTONICS CORPORATION
BACKGROUND
     On June14, 2007, in response to a complaint Environmental Tectonics Corp. (ETC) previously filed in the U.S. Court of Federal Claims, the Government filed its answer asserting counterclaims in fraud against ETC. The Acquisition Integrity Office received information indicating ETC had violated the Special Plea in Fraud, 28 U.S.C. §2514; the anti-fraud provision of the Contract Disputes Act, 41 U.S.C. §604; and the False Claims Act, 31U.S.C. §3729.
INFORMATION IN THE RECORD
     On November 19, 1997, the United States Navy (“Navy”) issued a solicitation requesting proposals for the design, fabrication, assembly, testing, and delivery of a pair of submarine decompression chambers (“SDCs”). The final due date for the submission of proposals was March 25, 1998.
     EITC submitted a proposal on March 24, 1998, and a “best and final offer” on September 25, 1998.
     On September 25, 1998, the Navy awarded Contract N47408-98-C-2103 (“Contract’’) to ETC. The contract was funded in phases: contract line item numbers (“CLINs”) 0001-0007, relating to the preliminary design, were awarded for a total of $839,536.58; and contract modification P00004 exercised CLIN’s 0008-0032, relating to the final design and manufacturing, for an additional amount of $2,401,807.00.
     The contract required final delivery within two years after contract award. Contract modifications increased the contract by $189,960.58 to $3,431,304.16, and extended the completion date to August 31, 2003. As of the date of this memorandum, testing of the SDC segments was nearing completion.
     On May 6, 2003, ETC submitted a certified claim in the amount of $5,166,401. ETC submitted claim amendments on August 6, 2003, January 6, 2004, and April 28,

2004, increasing the total of the claim to $6,028,093. All of ETC’s claim amounts included an estimate of the cost to complete the project.
     According to the claim, ETC experienced direct and indirect costs as the result of uncompensated changes made to the Contract by the Navy. These changes were allegedly the result of defective and deficient contract drawings and specifications and deficient contract administration.
     The Defense Contract Audit Agency (DCAA) audited ETC’s claim, and in a memorandum dated February 10, 2004, from DCAA to the Naval Criminal Investigation Service (NClS), DCAA reported that ETC had mischarged costs and that ETC’s mischarging served to increase the value of ETC’s certified claim. In the memo, DCAA provided “information which suggests a reasonable basis for suspicion of fraud, corruption, or other unlawful activity affecting Government contracts.” It was DCAA’s opinion that the following accounting practices that ETC used in developing its certified claim should be further investigated by NCIS: accounting mischarging, as a possible violation of FAR 31; accounting mischarging-improper transfer; false claims/certifications-equitable adjustment claim; and materials-claimed costs that have already been paid.
     The contracting officer issued a final decision denying ETC’s claim in full on July 22, 2004.
     ETC filed a complaint in the United States Court of Federal Claims on July 11, 2005, seeking $9,109,617.50. Following the filing of the Government’s motion to dismiss elements of ETC’s complaint, ETC filed an amended complaint on May 16, 2006, seeking $7,995,398.00.
     In the course of discovery and other case preparation, evidence came to light indicating ETC knowingly submitted a certified claim to the Navy that was false and fraudulent by (1) setting the amount of the claim before performing the analysis, (2) including amounts for technical issues for Which ETC knew it was responsible, (3) deliberately assigning a percentage of each ETC’s employee’s time to the SDC project, (5) using incorrect overhead and G&A rates in its claim, (6) including costs for technical issues that it knew were covered by bilateral contract mods, (7) including costs for months of analysis that ETC knew was a wasted effort because of the incompetence of the analysts, and (8) including other amounts that were wholly unsupported.
     On June 4, 2007, the Government filed a motion to amend its answer to ETC’s amended complaint to assert counterclaims pursuant to the Special Plea in Fraud, 28 U.S.C.§2514, the anti-fraud provision of the Contract Disputes Act, 41U.S.C. § 604, and the False Claims Act, 31 U.S.C. §3729, against ETC for submitting false and fraudulent claims under its contract with the Navy.
     On June 14, 2007, the Court granted the Government’s motion to amend. On June 14, 2007, the Government filed its answer to the amended complaint in which the Government asserted counterclaims in fraud against ETC.

     On June 26, 2007, ETC and the Government filed a joint motion to dismiss with prejudice ETC’s complaint. By order dated June 28, 2007, the Court granted the motion to dismiss.
     ETC and the United States have entered into negotiations in an attempt to resolve all claims and counterclaims arising out of or relating to this matter. ETC has offered to settle all of the claims raised in the Government’s counterclaims for payment by ETC to the Government of three million, three hundred thousand dollars ($3,300,000), and to deliver the two SDCs to the Navy.
ANALYSIS
     The Federal Acquisition Regulation (FAR) provides, in pertinent part, that “[a]gencies shall solicit offers from, award contracts to, and consent to subcontracts with responsible contractors only.” FARS 9.402(a). The FAR further provides that “[d]ebarrnent and suspension are discretionary actions that, taken in accordance with this subpart are appropriate means to effectuate this policy.” Id. The FAR also mandates that in order to “be determined responsible, a prospective contractor must...[h]ave a satisfactory record on integrity and business ethics.” FAR 9.104-1.
     Moreover, the FAR instructs that suspension is a serious action to be imposed on the basis of adequate evidence, pending the completion of investigation or legal proceedings, when it has been determined that immediate action is necessary to protect the Government’s interest. 9.407-1(b)(1). In order to effectuate these policies, the FAR provides that a contractor may be suspended for any of those causes stated in the FAR at Subpart 9.407-2. That regulation provides, in pertinent part, as follows:
(a)	The suspending official may suspend a contractor suspected, upon adequate evidence, of –
(1)	Commission of fraud or a criminal offense in connection with—
(i)	Obtaining;

(ii)	Attempting to obtain; or

(iii)	Performing a public contract or subcontract.
(3)	Commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; [or]

(7)	Commission of any other offense indicating a lack of business integrity or business honesty that seriously and directly affects the present responsibility of a Government contractor or subcontractor.
(c)	The suspending official may upon adequate evidence also suspend a -contractor for any other cause of so serious or compelling a nature that it affects the present responsibility of a Government contractor or subcontractor.
The information contained in the Administrative Record provides the requisite evidence to suspend for the causes stated in FAR 9.407-2(a)(1), (3), (7) and(c). The documents therein serve as adequate evidence of participation by this contractor in false claims against the

Government and demonstrate a willingness to disregard legal duties and established practices in furtherance of personal objectives. ETC’s actions indicate a lack of business integrity or business honesty that seriously and directly affects the present responsibility of ETC to participate in the United States Government procurement process. These causes, either collectively or individually, are serious enough to warrant suspension because they are based upon the willingness of ETC to engage in criminal, unethical and dishonest business practices in connection with performing a contract or subcontract with the Department of the Navy.
CONCLUSION:
The Administrative Record contains adequate evidence to support the suspension of Environmental Tectonics Corporation under FAR 9.407-2(a)(1), (7) and(c). Therefore, pending the completion of investigation or legal proceedings, suspension of Environmental Tectonics Corporation, under FAR9.407-2(a)(1), (7) and (c) is necessary and warranted to protect the Government’s interests.
RECOMMENDATION:
That you sign the enclosed letter notifying Environmental Tectonics Corporation that the Department of the Navy is placing its name on the “Excluded Parties List System” as being suspended.

JOSEPH K. MOORE
Associate Counsel
Acquisition Integrity Office

ANNEX 2
SCHEDULE OF IMPLEMENTATION

Adoption of Code of Conduct and Code of Ethics	Done

Hot Line Implementation	Done

Ethics Advisor Position Established	Done

Revisions and Amendments to Code of Conduct, Code of Ethics and Whistleblower Policy	Done

Employee Re-Notification Re: Hot Line	10 days after the Administrative Agreement is fully executed

Employee Acknowledgements of Codes	10 days after the Administrative Agreement is fully executed

Commence Reporting/Investigation of Suspected Misconduct	10 days after the Administrative Agreement is fully executed

Employee Eligibility Screening Procedure Implemented
(Existing Employees and New Applications)	10 days after the Administrative Agreement is fully executed

Contract Procedures Manual	Done

Audit and Compliance Review Procedure	Done

Federal Contracts Library	Done

Training Programs	Implemented, see Annex 8

Executive Performance Appraisal — Ethics	Done, see Annex 9

ANNEX 3
Environmental Tectonics Corporation
Code of Ethics
Chief Executive Officer and Senior Financial Officers
The Company’s Chief Executive Officer (“CEO”) and senior financial officers hold important and elevated roles in corporate governance in that they are uniquely capable and empowered to ensure that shareholders, creditors and other stakeholders’ interests are appropriately balanced, protected and preserved. This policy emphasizes the role of the CEO and senior financial officers in the conduct and practice of financial management and provides that the CEO and senior financial officers shall follow and advocate.
SENIOR FINANCIAL OFFICERS
Senior financial officers include the Company’s Chief Financial Officer (“CEO”), Controller, and the chairperson of the Company’s disclosure committee should those positions exist by name or responsibility.
HONESTY AND INTEGRITY
The CEO and senior financial officers shall observe high standards of business and personal ethics and practice honesty and integrity in every respect of dealing with the public, the business community, stockholders and government authorities.
COMPLIANCE WITH LAWS AND REGULATIONS
The CEO and senior financial officers shall comply with applicable laws, regulations and related rules and are prohibited from engaging in any activities that could involve the Company in any unlawful practice.
AVOIDANCE OF CONFLICTS OF INTERESTS
The CEO and senior financial officers shall not engage in apparent, potential or actual conflicts of interest, improper solicitation of business, conflicts based on outside interests and political contributions of Company funds.
FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE FINANCIAL DISCLOSURE
The CEO and senior financial officers are responsible for the Company’s accounting controls and procedures, and the protection of shareholder interests. The responsibility includes the full, fair, accurate, timely and understandable disclosure in reports and documents filed or submitted to the Securities and Exchange Commission, American Stock Exchange, public communications made by the Company, other regulatory or required reports and internal reports.

COMPLIANCE
The CEO and senior financial officers shall comply with this Code and the ETC Code of Conduct. Moreover, the CEO and senior financial officers shall report any alleged or suspected violations of this Code and the ETC Code of Conduct to the Audit Committee of the Board of Directors. Failure to comply with this Code or the ETC Code of Conduct will result in appropriate sanctions administered with principles of fairness and equity, up to and including termination of employment.
Personal Participation
Personal participation in political activities is separate from corporate activities. The company’s name, trademarks and other property, i.e., stationery, business cards, etc., and work time are not to be used in connection with such activities. Political campaigning on company property is prohibited.
Payments to Government Officials
ETC employees do not offer, promise, authorize or arrange any payment or gift of any kind to a political party or candidate, government or military employee or agent, or their families anywhere in the world. Nominal gratuities may be permissible in limited situations, but not without first consulting with appropriate management personnel.
To report information under this policy, direct all correspondence and inquiries to:

Howard Kelley ETC Audit Committee Chairman 3249 Saint James Avenue Jacksonville, FL 32205 1-904-384-0022 hkelley@aspergantis.com and/or

Duane D. Deaner, Ethics Advisor C/o Environmental Tectonics Corporation County Line Industrial Park 125 James Way Road Southampton, PA 18966 1-888-569-0551 ethics@etcusa.com

Environmental Tectonics Corporation
Company Code of Conduct
STATEMENT OF PRINCIPLES
ETC is committed to quality, innovation and above all integrity. Meeting this commitment is only possible because each employee of ETC follows high standards of ethical conduct and business practices. Individual integrity supported by a dedicated corporate culture is the pledge that enforces the company’s code of conduct. All members of ETC — directors, officers, employees, subsidiaries and affiliates — strive to protect the ethical regard of the company.
The Code of Conduct is the foundation for creating customer-focused quality. The pursuit of quality is the driving force of our company. This pursuit leads to profitability which sustains us. At the heart of our success is a trust placed in us by our stakeholders — customers, employees, suppliers, shareholders as well as the countries and communities in which we live and work.
There shall never be question about ETC’s trust or integrity. This means all ETC people throughout the world shall commit to the following:
•	Strict abeyance to the law

•	Honesty in personal and business dealings

•	Fairness and respect to all

•	Concern about ETC’s affects on others

•	Proactive in taking initiative to address issues before they become problems

•	Personal responsibility as an employee and citizen

•	Exercise of good judgment in business dealings and operational decisions affecting the conduct of ETC
On rare occasions, these principles may mean loss of business. However, the company’s principles of integrity and trust are not available for compromise. Violations of the Code of Conduct at any level are not tolerated and may result in disciplinary action as well as civil or criminal process.
Management and supervisors are to be consulted at any time violations to the code are observed or suspected. Employees have a duty to report any alleged or suspected violations of the code and, to do so, without fear of retribution. The company assures that such reports will be kept in strictest confidence. Reports may be made in person or anonymously or in writing, via email or telephone to the Ethics Advisor or the Chairman of the Audit Committee of the Board of Directors.
SPECIFIC AREAS OF CONDUCT
Customer Satisfaction
ETC is dedicated to meeting or exceeding the expectations of our customers better than are any competitor. We provide our customers with products, information and support yielding them a competitive advantage. Customer satisfaction and repeat business is a measure of our success. At every opportunity we take the steps to truly satisfy our customers.
ETC’s Products
ETC’s products are an extension of the company itself. In all aspects of design, manufacture, sale and support the company provides the highest level of quality and innovation. ETC is committed to safe products meeting or exceeding performance, durability and reliability needs of our customers. As part of our dedication to environmental stewardship, our products meet or surpass applicable environmental standards.
Terms of Commercial Transactions
ETC competes commercially throughout the world within all regulatory and legal requirements. At all times ETC employees practice the high standards of business ethics; never permitting the reputation or legal standing of the company to be jeopardized or questioned.
ETC’s Competitors
ETC competes vigorously with companies who provide similar products and services. The competition is based on fairness and marketplace integrity. Employees do not disparage competitors or their products. Employees do not fraternize with the competitors if such conduct may give the appearance of collusion or unfair trading practices.
ETC respects confidential information about its competitors and does not solicit or accept confidential or proprietary competitor data. Employees, who inadvertently receive any confidential information or become aware of an offer of such information, should immediately contact the Legal Department.
Supplier Selection/Conflicts of Interest
All of ETC’s employees use non-discriminatory practices throughout the supplier and vendor selection process. Every employee avoids any situation in which personal or family interests may conflict with the interests of the company. Any employee with a financial interest in an actual or potential supplier or customer must disclose that interest to management.
Receipt and Giving of Gifts
In general, employees should neither accept nor offer gifts to customers or suppliers unless the gifts are designated as part of a recognized business event. Gifts exceeding US $50 in value may be given or accepted only with the concurrence of an employee’s supervisor. All gifts (except minor promotional token items) not approved by the employee’s supervisor must be turned in to the Human Resources Department for further disposition.
Antitrust and Competition Laws
Employees comply with the antitrust laws of the United States and similar laws of other countries in which the company does business. These laws may cover agreements among competitors, agreements with sales agents/representatives, price discrimination, and other acts that may unfairly reduce competition.
Government Contracts

2

Because ETC is a supplier to federal, state and local governments in the U.S. and around the world, ETC employees are expected to comply with all laws and regulations relating to government contracting and to cooperate fully with authorized government representatives who require information in connection with such contracts.
Import/Export Controls, Boycotts and Bribes
ETC transacts business on a global basis. Each ETC employee involved with the sale or shipment of products across international borders is expected to know and comply with applicable import/export control laws and regulations of the U.S. Government. Questions in this regard, should be directed to ETC’s Export Administrator.
U.S. Anti-Boycott regulations prohibit any agreement by a U.S. company to comply with certain boycott activities of foreign countries. In this connection, ETC may be required to report boycott requests to relevant government authorities.
The U.S. Foreign Corrupt Practices Act (FCPA) prohibits the offering of bribes to foreign customers or government agents for the purpose of obtaining business or receiving special treatment. Any questions regarding boycott activities or the FCPA should be directed to ETC’s Contracts or Legal departments. Equal Employment Opportunity/Diversity ETC is an equal opportunity employer. We make employment decisions without regard to race, color, religion, sex, age, national origin, disability or any other characteristic irrelevant to the job. The company’s recruitment, hiring, transfer, promotion and compensation policies are non-discriminatory. Quite apart from legal requirements, diversity of backgrounds makes ETC stronger and is essential to our operating as a world-class competitor.
Treatment of Others in Work Situations
Each employee treats every other employee, customer, vendor or those dealt with in the course of business with dignity and respect. Harassment of any type in the workplace is not tolerated.
Safe Working Environment
ETC is devoted to maintaining a workplace free from hazards which could cause physical harm to anyone. Prevention of occupationally related injuries and illnesses is the responsibility of every ETC employee. All employees are expected to report unsafe or hazardous working conditions immediately to their supervisors. No retaliatory action or other reprisal shall be taken as a result of an employee’s making a good faith report.
Drug, Alcohol and Smoking Policy
Possession, sale, use or being under the influence of illegal drugs (including prescription drugs, except in strict adherence to the prescription) or alcohol while on company property, or during work hours, is strictly prohibited. Likewise, use of tobacco products within ETC facilities or property is prohibited.
Company time
Full-time, regular exempt employees may not hold full or part-time positions or directorships outside the company without expressed permission from their manager.

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CONDUCT OF MEETING COMPLIANCE
Shareholder Value
ETC is committed to providing a sustainable long-term financial return to our shareholders and to protecting and improving the value of their investment through prudent application of corporate resources, and by observing high standards of legal and ethical conduct in all company business dealings.
Securities Law Compliance
All employees are bound by the company’s Insider Trading Policy. (See ETC Insider Trading Policy)
Accuracy of Financial Records/Financial Representations
All employees are bound by the company’s Whistle Blower Policy. (See ETC Whistle Blower Policy)
Responsible Citizenship
ETC is a responsible corporate citizen committed to improving the communities in which we operate.
ETC entities actively support initiatives designed to improve the communities in which they reside.
ETC encourages employees to take part in community activities. In doing so, employees act only on behalf of themselves and not as representatives of the company unless authorized to do so by management.
CONDUCT REGARDING ETC FACILITIES AND PROPERTY
Environmental Compliance
ETC manages its business in ways protective of the environment and conservation of energy and natural resources. In addition to complying with applicable environmental laws and regulations, ETC recognizes excellence in environmental management as being among the highest corporate priority.
Computer Equipment/Copyrights
Company computer hardware, software and data may be used only by authorized personnel and for only company business. Likewise, provisions and copyright restrictions of others are respected and protected as company assets. Company computer assets may be used on a limited basis in support of community service work only with the approval of a supervisor.
Other Company Property
Company property, equipment and facilities are not used for anything other than company business without prior permission of the employee’s supervisor.
Confidential and Proprietary Information
Consistent with the ETC Employee Agreement, which is executed at the time of hiring, no employee discloses confidential or proprietary information to anyone other than those within the Company who have a “need to know.” Employees use every effort to protect and safeguard such information. Similarly, ETC employees respect confidentiality obligations stemming from their former employers.

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CONDUCT REGARDING POLITICAL CAMPAIGNS AND GOVERNMENT OFFICIALS
Personal Participation
Personal participation in political activities is separate from corporate activities. The company’s name, trademarks and other property, i.e., stationery, business cards, etc., and work time are not to be used in connection with such activities. Political campaigning on company property is prohibited.
Payments to Government Officials
ETC employees do not offer, promise, authorize or arrange any payment or gift of any kind to a political party or candidate, government or military employee or agent, or their families anywhere in the world. Nominal gratuities may be permissible in limited situations, but not without first consulting with appropriate management personnel.
To report information under this policy, direct all correspondence and inquiries to:

Howard Kelley ETC Audit Committee Chairman 3249 Saint James Avenue Jacksonville, FL 32205 1-904-384-0022 hkelley@aspergantis.com and/or

Duane D. Deaner, Ethics Advisor C/o Environmental Tectonics Corporation County Line Industrial Park 125 James Way Road Southampton, PA 18966 1-888-569-0551 ethics@etcusa.com

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ANNEX 4
Duane D. Deaner
40 Pennington Ct.
Delanco, NJ 08075
Background: Over thirty years of senior level experience in accounting systems and controls, financial oversight and supervision. Advanced college education (MBA-Finance).
Professional Experience:
Chief Financial Officer, Environmental Tectonics Corp. (Southampton, PA)      1/96-Present
AMEX designer, manufacturer, and international distributor of specialized pilot training devices, entertainment rides and management services. Annual revenues of approximately $40 million.
Responsibilities: Directly responsible for all of the classical accounting areas including systems, financial, treasury, investor relations, acquisitions and human resources.
Vice-President of Finance, Pennfield Precision Inc. (Sellersville, PA)      9/88 — 12/95
Precision manufacturer of metal components with annual revenues exceeding $15 million.
Responsibilities: Senior finance executive in charge of all accounting, finance, treasury and contracts.
Director of Corporate Accounting, Decision Industries, Inc. (Horsham, PA)      9/84-8/88
NYSE manufacturer and worldwide distributor of IBM compatible systems and software with annual revenues of $190 million.
Responsibilities: Chief technical accountant. Prepared all monthly reporting, quarterly/annual SEC filings and annual budgets.
Manager, Budgets and Financial Reporting, Proctor Silex/Wearever (Chillicothe, OH)      1/81-8/84
Consumer products manufacturer with annual revenues $250 million.
Responsibilities: Prepared annual budgets and strategic plans. Coordinated monthly reports and financial and operational analysis.

ANNEX 5
Environmental Tectonics Corporation
Whistleblower Policy
ETC does not shirk its responsibilities from wanting to know if any employee has information or suspicion of financial or ethical wrongdoing within the company.
Federal law requires publicly traded companies to have a formal policy and procedures in place to receive information, methods of dealing with the information, and protections for employees who report who report their suspicions. ETC’s Audit Committee — which is composed of independent directors of ETC’s Board of Directors, is charged with that responsibility.
THE ETC WHISTLEBLOWER POLICY
1.	Filing a Complaint. Any employee of ETC may submit on a confidential, anonymous basis if the employee desires, any concerns regarding financial or ethical conduct. Such areas may include the following:
•	Financial statement disclosures

•	Accounting practices

•	Internal accounting controls

•	Auditing matters

•	Violations of ETC’s Code of Ethics for Senior Management

•	Violations of ETC’s Code of Business Conduct

•	Failure to comply with applicable rules, regulations and agreements
Submit in Writing. All such concerns may be sent in writing and forwarded in a sealed envelope to the chairman of the Audit Committee. The sealed information may be submitted for forwarding to the Audit Committee Chairman by ETC’s Ethics Advisor or it may be sent directly to the Audit Committee Chairman at the address below. Any such envelopes received by ETC’s Ethics Advisor shall be forwarded promptly and unopened to the Audit Committee Chairman. The employee may also send the information via email directly to the Audit Committee Chairman at the email address referenced below.
Submit to Hotline. Complaints may also be submitted to ETC’s Whistleblower Hotline using the toll-free telephone number below. Any message received via the ETC Whistleblower Hotline will be transcribed and delivered promptly to the Audit Committee Chairman by the Ethics Advisor.
Discussing the Complaint. If an employee wishes to discuss any matter with the Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate.
2.	Company Response. ETC shall promptly forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

3.	Investigation. Following the receipt of any complaints, the Audit Committee will investigate each reported matter so reported and take corrective and disciplinary actions, if appropriate. Actions by the Audit Committee may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase, bonus or stock options, suspension without pay or termination of employment.
Investigative Assistance. The Audit Committee may enlist employees of ETC and/or outside legal counsel, accounting or other advisors, as appropriate, to conduct any investigation of complaints submitted under this policy.
Confidentiality. In conducting any investigation, the Audit Committee shall use reasonable efforts to protect the confidentiality and anonymity of the complainant.
4.	Retaliation. ETC does not permit retaliation or retribution of any kind against employees for complaints submitted under this policy that are made in good faith.

5.	Reports to the Board. The Audit Committee shall report to the full Board of Directors at least on a quarterly basis the number and nature of any complaints and the status of determination.

6.	Record Retention. The Audit Committee shall retain as a part of the records of the Audit Committee any such complaints or concerns for a period of no less than seven (7) years.
To report information under this policy address all correspondence to:
Howard Kelley
ETC Audit Committee Chairman
3249 Saint James Ave.
Jacksonville, FL 32205
904-384-0022
hkelley@aspergantis.com
Complaints may be sent directly to the Audit Committee Chairman (as indicated above) or delivered to the ETC Ethics Advisor (as indicated below) in a sealed envelope addressed to the Audit Committee Chairman. Complaints will be forwarded promptly and unopened to the Audit Committee Chairman by the Ethics Advisor.
Duane D. Deaner, Ethics Advisor
c/o Environmental Tectonics Corporation
County Line Industrial Park
125 James Way
Southampton, PA 18966
1-888-569-0551
ethics@etcusa.com

Complaints may also be submitted via the ETC Whistleblower Hotline (1-888-569-0551). Any message received via the ETC Whistleblower Hotline will be transcribed and delivered promptly to the Audit Committee Chairman by the Ethics Advisor.

ANNEX 6
ENVIRONMENTAL TECTONICS CORPORATION
GOVERNMENT CONTRACTING PROCEDURES MANUAL

CHAPTER 1 — INTRODUCTION
1.	Introduction

The business of U.S. Government contracting is far different than commercial contracting due to the highly regulated procurement system as dictated by law and regulation that covers the entire process, from the solicitation stage through contract award and final completion. This Manual seeks to generally present the elements of that process as they are put into practice at Environmental Tectonics Corporation (ETC or Company).

2.	Table of Contents
CHAPTER 1 — INTRODUCTION
Introduction
Table of Contents
Terminology
Guide to Usage of the Manual
Overview of the Contracting Process with ETC
Authority within ETC to Sign a Contract
ETC Responsibilities
ETC Code of Conduct and Ethics
CHAPTER 2 — CONTRACTING BASICS
Contract Types
Intellectual Property Rights & Protection
Payment & Financing
Standard Contract Language and Forms
Overview of the FAR and DFARS
ETC Contract Checklist
CHAPTER 3 — OBTAINING GOVERNMENT CONTRACTS
Preliminary ETC Business Considerations and Decisions
The Solicitation: IFBs and RFPs
Standard Contract Language in Competitive Procurement
Forms and Certifications for Competitive Procurement
ETC Process and Procedure Checklist for submission of Bids and Proposals
Procurement Integrity
Protecting Procurement Information
Organizational Conflicts of Interest
TINA Compliance — Defecting Pricing
Buy American Act
CHAPTER 4 — CONTRACT PERFORMANCE & ADMINISTRATION
Purchasing
Subcontracting
Change Management

The Disputes Process
Cost Accounting Accuracy and Consistency
Indirect Rates
Time Charging
Product Substitution
Forms and Certifications for Contract Administration
The Role of Contract Administrator/Manager
The Role of Project Manager
The Overall Role of Management
Record Keeping
Termination of the Contract
Closing of Contracts/Checklist
CHAPTER 5 — CONTRACT CLAIMS
Understanding Contract Requirements
Importance of Bid Documents
Early Claim Discovery During Performance
Managing Claims
Preparation of Claim Narrative
Pricing the Claim
Supporting Documentation & Sign-offs
Claim Certification
Sanctions for Non-Compliance
3.	Terminology

The terms used in this Manual have the definitions attributed to them in the Federal Acquisition Regulation (FAR), unless specifically defined herein or in the Glossary, at the end of this Manual.

4.	Guide to Usage of this Manual

This manual reflects the policy of ETC. It sets forth the written procedures to be followed within the Company by ETC employees, at all levels, in the conduct of business with the U.S. Government and its authorized representatives. It is intended that this manual be reviewed and, if necessary, updated on an annual basis. It is further intended that this Manual be consistent with all applicable laws and regulations. Yet, this Manual is not intended to be nor should it be used as a substitute for specific legal advice on the many issues that may be faced by the Company related to government contracts or the topics discussed herein.

5.	Overview of the Government Contracting Process within ETC

Within the Company, the Contracts Department, particularly the Contract Administrator (CA), is the primary enabler in the Government bidding/proposal process, as well as in contract administration. The contracting process at ETC begins with proposal development; that is, when a decision is made to participate in a solicitation and ends when the final delivery has been made and full payment has been received.

When the decision has been made to submit a bid/proposal, the Sales Department obtains the solicitation and provides it to the Contracts Department. The CA performs a detailed review of the solicitation and issues a bid review/summary, together with a copy of the solicitation package to selected in-house bid/proposal team members. The summary outlines and provides comments on the key solicitation requirements, particularly emphasizing (a) the proposal preparation instructions, and (b) any other provisions that could impact the Company’s decision to submit a bid/offer. The team members are instructed to review the solicitation as a whole so they can view those requirements relevant to their particular functional area, and formulate any questions or requests for clarification. The CA will either provide the clarification internally, or submit the queries to the Government, if necessary. The team members will strive to avoid the need for post award questions and clarifications.

A proposal kickoff meeting will be conducted by the CA, during which individual task assignments will be made (proposal preparation, technical review, costing, etc.). The CA will conduct a final review of the Company’s bid/proposal to determine that it fully conforms to the solicitation requirements. After confirmation, the Company’s bid/proposal will be signed by a duly authorized representative of the Company and submitted, as required.

The CA is the official liaison to the Government and conducts all subsequent communications on behalf of the Company with the contracting agency’s representative(s), with the assistance of team members, as needed.

Upon contract award, the CA shall prepare a sales order release (SOR) document and will issue it to all departments. This document contains the actual job charging number (SOR #), and essentially summarizes the significant contract requirements for ready reference and guidance. The SOR is accompanied by a copy of the contract, the technical specifications, the technical proposal and other pertinent documents.

The CA will then conduct a mandatory contract kickoff meeting that includes the designated Project Manager and other department representatives to review the contract requirements and to implement the contract performance plan. Responsibilities for each contract requirement are assigned as “action items”, with suspense dates, to individual attendees. At this meeting the CA re-emphasizes that all contractual requirements must be met, without deviation.

If the need arises during the course of contract performance for clarification or changes to the contract requirements, an internal written request must be submitted to the CA for review. If deemed appropriate, the requests will be submitted to the Contracting Officer (CO) for evaluation and response. As a general policy, all verbal or written communications with the Government are to be conducted by the CA except in such cases where, to avoid delay, it may be advisable to have direct technical discussions between the parties’ respective technical representatives. With only limited exceptions, all ETC employees should understand that the CO is the only person that can bind the Government to a change of a contract requirement. Emphasis is made that ETC’s CA is responsible to review, submit and negotiate all change order requests, including related cost proposals, to the CO. Finally, when nearing contract completion, the CA performs the contract closeout procedure.

6.	Authority within ETC to Sign a Contract

The following individuals are authorized to sign Government contracts, agreements and other legal documents on behalf of the Company:
William F. Mitchell, Sr., President & CEO
William F. Mitchell, Jr., Vice President, Contracts & Purchasing
Gregory H. Daub, Director of Contract Administration
Duane D. Deaner, Chief Financial Officer
7.	ETC Responsibilities

As a Government prime and subcontractor, the Company has the obligation to conduct its business with all Government entities, either directly or indirectly, utilizing fair and acceptable contracting practices to ensure that the Company is at all times in compliance with federal procurement laws and regulations. The focus of this Manual, therefore, is to present the Company’s practices and procedures in a way that will ensure full adherence to lawful, regulatory and ethical dealings with the Government.

8.	ETC Code of Conduct and Ethics

The Company maintains a written Code of Conduct, a Code of Ethics and a Whistleblower Policy. Each of these policies may be viewed on the Company’s webpage at http://www.etcusa.com.

CHAPTER 2 — CONTRACTING BASICS
1.	Contract Types

The Federal Acquisition Regulation (FAR), Part 16, provides a wide selection of types of Government contracts. There are two broad categories of government contracts: Fixed-Price contracts and Cost Reimbursement contracts. Within these categories, the Company’s particular experience has been largely of the Fixed-Price type and, specifically, Firm-Fixed-Price (FFP). The Company has had more limited experience with Cost-Reimbursement contracts; specifically, Cost-Plus-Fixed Fee (CPFF).

A FFP contract provides for a price that is not subject to adjustment and places maximum risk and full responsibility on the Company for controlling costs and any resulting profit (or loss).

A CPFF contract, on the other hand, provides for a negotiated fee (profit) that is fixed at the inception of the contract. The fee may change only if the scope of work changes, as expressed by written contract modification. The CPFF contracting arrangement features minimum risk and a guaranteed profit to the Company.

2.	Intellectual Property Rights and Protection

The Company utilizes privately-owned proprietary Intellectual Property (IP) related to most of its products, since they have been designed at private expense (i.e., not with Government funds); hence, steps are taken to protect the unauthorized disclosure of such IP to other parties. In the case of bids/proposals to Government entities, the FAR dictates certain procedures to achieve this end. For instance, when submitting proposals which contain proprietary IP, ETC follows FAR 52.215-1, which requires the following specific marking on the proposal document(s):
(1) Mark the title page with the following legend:
This proposal includes data that shall not be disclosed outside the Government and shall not be duplicated, used, or disclosed —in whole or in part —for any purpose other than to evaluate this proposal. If, however, a contract is awarded to this offeror as a result of —or in connection with —the submission of this data, the Government shall have the right to duplicate, use, or disclose the data to the extent provided in the resulting contract. This restriction does not limit the Government’s right to use information contained in this data if it is obtained from another source without restriction. The data subject to this restriction are contained in sheets [insert numbers or other identification of sheets]; and
(2) Mark each sheet of data it wishes to restrict with the following legend:
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Further, Department of Defense FAR Supplements, DFARs 252-227-7013 and 252.227-7014 require similar marking and/or restrictive assertions regarding the Government’s rights to use of proprietary IP in the form of technical data and software, respectively.

It is the Company’s policy that the above restrictive legends be included on all bids/proposals to the Government that contain our proprietary IP, as is consistent with the FAR, DFAR and other applicable laws and regulations.

3.	Payment and Financing

ETC’s Accounting Department is responsible for all activities relating to the overall financial activities of the Company. The payment and financing functions fall within this area of responsibility. With respect to cost accounting, invoicing and payment, the following is typical with respect to the Company’s Government contracts.

Progress Payments. When permitted by the contract, payment under Government contracts may be made pursuant to FAR 52.232-16, Progress Payments. A prerequisite to the receipt of progress payments is the obligation to have in place an accounting system to ensure that the Company adheres to FAR Part 31, Contract Cost Principles and Procedures. The Company currently operates under such an accounting system, and normally requests progress payments. The Government normally makes payment within thirty (30) days of invoice submittal date, unless the invoice is audited. All progress payment invoices are subject to Government audit, typically by the Defense Contract Audit Agency (DCAA). Total progress payments may not exceed 80% of the total price of the contract. Under this process, the Accounting Department reviews contract costs at the end of each (monthly) billing period and submits an invoice (electronically) to the Government office identified in the contract via the Government’s WAWF (Wide Area Work Flow) system, a paperless billing procedure. Progress payments are liquidated (recouped) by the Government from regular contract payments as they are made.

Payments under CPFF contracts. FAR 52.216-7, Allowable Cost & Payment, provides for payments to be made as follows:
o	Invoicing of costs (excluding fee) not more than every two (2) weeks.

o	Payments will ordinarily be made within thirty (30) days.

o	Only costs actually paid (not incurred)

o	Indirect cost rates are to be established per FAR 42.7.
Payment of the Fixed Fee shall be made in accordance with the schedule included in the specific contract:

Other. Invoicing and payment under FFP contracts or orders other than progress payments or CPFF terms normally occur on a one-time “Net 30 days” payment basis upon contract completion. Alternate payment arrangements, such as fixed milestone payments or fixed monthly payments (i.e., for service contracts), may also apply.

4.	Standard Contract Language and Forms

The U.S. Government, as a customer, presents unique challenges because of its highly regulated procurement system. These regulations are voluminous and complex, and selling to the Government requires a thorough knowledge of, strict attention to, and full compliance with, the laws and regulations that govern Government contracting transactions.

Standard contract forms and related contract language most commonly used by ETC are largely contained within the FAR at Parts 52 and 53, and Department of Defense FAR (DFAR) Supplement, Subchapter H. The following is a listing of Forms that are frequently encountered by the Company:

Forms:

Civilian and/or Military Agencies

Standard Form 26, Award/Contract

Together with its separate Sections A through M, comprises all contractual requirements including clauses in full text or incorporated by reference, and any attachments.

Standard Form 33, Solicitation, Offer and Award

Together with its separate Sections A through M, comprises all contractual requirements, including clauses in full text or incorporated by reference, and any attachments.

Standard Form 30, Amendment of Solicitation/Modification of Contract

The SF-30 is issued to incorporate changes to either the solicitation or the contract. If it is issued to change the solicitation, it is considered an “amendment”; if it is issued to change the contract, it is a “modification”.

Standard Form 1443, Contractor’s Request for Progress Payment

Progress Payments, as authorized by FAR 52.232-16, must be requested using this form.

Standard Form 1449, Solicitation/Contract/Order for Commercial Items

Used for Multiple Award Schedule and Commercial Products.

Military Agencies

DD Form 250, Material Inspection and Receiving Report

Used, when required, to document contract shipments. It may also be used as an invoice.

DD Form 1155, Order for Supplies or Services

Typically used as the contract vehicle for small-dollar purchases, such as spare parts or services.

DD Form 1423, Contract Data Requirements List (CDRL)

The DD-1423 outlines the requirements for data to be furnished under the contract (i.e., drawings, technical manuals, provisioning lists, etc.)

DD Form 1664, Data Item Description (DID)

The DID supplements the DD-1423 by providing a detailed description of the required CDRL item.

Contract Language

Standard Form (SF) 26 and 33

The language contained in these two forms is stipulated by regulation and is comprised of Sections A through M as continuation pages that contain the specific clauses and language that encompasses the whole of the contractor’s obligations under the contract. These Sections (see table, below) contain either the full text of provisions and clauses or incorporate them by reference. They may also be tailored to include the specific needs of the procuring agency.

Section	Description
A	Solicitation/Contract Form
B	Supplies or Services and Prices/Costs
C	Description/Specs/Work Statement
D	Packaging/Marking
E	Inspection and Acceptance
F	Deliveries or Performance
G	Contract Administration Data
H	Special Contract Requirements
J	List of Attachments
K	Representations and Certifications and other Statements of Offerors
L	Instructions, Conditions and Notices to Offerors
M	Evaluation Factors for Award
Most Government contracts also include clauses that require the Company to pass through certain contractual obligations to their subcontractors and vendors. This would include, but is not limited to, such areas as inspection and quality control, the DoD Government priority system (DPAS) obligations, minority business, women-owned business, Viet Nam Veteran-owned business and small business subcontracting.

5.	Overview of the FAR

The FAR is a series of regulations issued by the Government that concern the requirements of contractors for selling to the Government. The FAR is codified in Title 48 of the United States Code of Federal Regulations. It is issued pursuant to the Office of Federal Procurement Policy Act of 1974 (Pub. L. 93-400 and Title 41 of the United States Code). It is prepared, issued, and maintained jointly by the Secretary of Defense, the Administrator of General Services, and the Administrator, National Aeronautics and Space Administration (48 CFR 1.103). With few exceptions, all government agencies are required to use the FAR.

The FAR is divided into 53 parts and organized into eight Subchapters that are numbered A through H. Each part is then divided into subparts, sections, and subsections, with further divisions below the subsection level.

The original purpose of the FAR was to consolidate the numerous individual agency regulations into one comprehensive set of standards which would apply government-wide and, officially, individual agencies were discouraged from issuing supplemental regulations. However, nearly every major cabinet-level department (and many agencies below them) have issued such regulations, which often place further restrictions or requirements on contractors. The Defense Federal Acquisition Regulation Supplement (DFARS), is one such supplement that is used by the Department of Defense.

Purpose of FAR

The purpose of the FAR is to provide “uniform policies and procedures for acquisition.” FAR 1.101. Among its guiding principles is to have an acquisition system that (1) satisfies the Government customer’s needs in terms of cost, quality, and timeliness; (2) minimizes administrative operating costs; (3) conducts business with integrity, fairness, and openness; and (4) fulfills other public policy objectives.

The FAR also includes socio-economic requirements, such as for certain items that are required to be purchased from United States firms only (“Buy American” clauses), and for large business concerns to use small business concerns (especially, small disadvantaged businesses, woman-owned and/or minority-owned, and Viet Nam Veteran-Owned) as suppliers and subcontractors.

When a government agency issues a contract or a proposal, it will specify a list of FAR provisions (and agency supplements) that apply to that contract, which may be numerous. In order to be awarded a contract, a bidder must either comply with the provisions, demonstrate that it will be able to comply with them at the time of award, and/or claim an exemption from them. As an example, FAR Part 30, which references Cost Accounting Standards (CAS), exempts small business concerns of that requirement. If the bidder can demonstrate that it meets the small business criteria, Part 30 would not apply.

6.	ETC Contract Checklist

The following is a brief checklist followed by ETC on receipt of a new Government contract:
o	Review the contract against the Company’s final bid/proposal for the following key requirements and clauses:
▪	All solicitation amendments are included

▪	Accuracy of product and data item description and cited specifications

▪	Quantity

▪	Delivery

▪	Inspection requirements

▪	Warranty

▪	Shipping Terms

▪	Packaging, Packing and Marking

▪	Price

▪	Payment Terms

▪	Invoicing requirements

▪	Requirement for performance and/or payment guarantee required?

▪	Contract attachments/exhibits

▪	Is a post-award conference scheduled?

▪	Purchasing:
•	Subcontractor/vendor pass-through clauses

•	Government Priority (DPAS) requirement

•	Buy American requirements
▪	Inform Contracting Officer in writing of any discrepancies and request prompt correction.

CHAPTER 3 — OBTAINING GOVERNMENT CONTRACTS
1.	Preliminary ETC Business Considerations and Decisions

ETC was incorporated in Pennsylvania in 1969 and has been in active operation since that time. The Company is principally engaged in the design, manufacture and sale of software-driven products used to create and monitor the physiological effects of motion on humans and equipment and to control, modify, simulate and measure environmental conditions. These products include aircrew and commercial space flight training systems, entertainment products, sterilizers, environmental and hyperbaric (pressure) chambers and other products that involve similar manufacturing know-how and techniques and engineering technologies.

All of these products and services currently offered have been designed by ETC and are time-tested, and the Company enjoys a well-earned reputation in those fields, both in the U.S. and abroad. Since inception, the level of ETC’s Government business has varied from being a significant share, to a minor share. As to business considerations regarding Government work, ETC’s current policy is to pursue only those projects that fit squarely within its existing product lines.

2.	The Solicitation: Sealed Bidding (IFBs) and Competitive Negotiation (RFPs)

The Invitation For Bid (IFB), or Sealed Bid, entails publicly opened, competitive, bids for the award of a contract on the basis of price and other price-related factors as stated in the IFB. Applicable specifications are firm and not subject to variation. Bids are evaluated without discussion with bidders. No exceptions to the solicitation terms and conditions may be taken, and any bidder who does not conform to these criteria risks summary rejection, regardless of standing, price-wise or otherwise. The contract award is made to the lowest responsive and responsible bidder.

Competitive Negotiation/Request for Proposal (RFP). A solicitation other than sealed bidding is a negotiated solicitation, also referred to as a Request for Proposal (RFP). The RFP involves two types of acquisition, (a) Sole Source and (b) Competitive. The negotiated approach allows more flexibility to both the Government and the contractor; that is, lowest price is not always the primary Government consideration. The CO may either make an award without discussions with offerors, or may conduct discussions; i.e., to clarify ambiguous proposal terms, negotiate the price and, finally, to select the offeror whose overall proposal is the most advantageous to the Government. Under FAR 15.403-4, the CO may, in the case of a sole source competitive purchase exceeding $550,000 in total value, require the submittal of cost or pricing data accompanied by a Certificate of Current Cost or Pricing Data.

3.	Standard Contract Language in Competitive Procurement

As outlined in Chapter 2, the contract language contained in either a competitive or a sole source RFP is essentially the same. The table (below) usually appears in Section A of the solicitation, and each of the named Sections include the FAR-mandated clauses and other specific language added by the procuring agency tailored to fit their purpose.

Section	Description	Pg(s).
A	Solicitation/Contract Form
B	Supplies or Services and Prices/Costs
C	Description/Specs/Work Statement
D	Packaging/Marking
E	Inspection and Acceptance
F	Deliveries or Performance
G	Contract Administration Data
H	Special Contract Requirements
J	List of Attachments
K	Representations and Certifications and other Statements of Offerors
L	Instructions, Conditions and Notices to Offerors
M	Evaluation Factors for Award
Section A is the face page. It contains the RFP number, due date/time, issuing office, and additional blocks to be completed by the offeror. This document may also become the contract award document, when executed by the CO.

Section B provides the listing and short description of the Line Item(s) being purchased, together with columns for unit/total price to be completed by the offeror.

Section C either describes the Government’s detailed specifications/work statement for the Section B line item(s), or refers to an attached detailed specification, including the offeror’s technical proposal.

Section D describes the type of packaging, packing, preservation and marking for the item(s) to be delivered. This may either be best commercial practice or military level, and either domestic or export packing.

Section E states the type and location (at source or at destination) of Government inspection and acceptance criteria for each Line Item. It may also invoke FAR clause 52.246-2, Inspection of Supplies — Fixed Price, which stipulates that the contractor must have a quality control system that is acceptable to the Government. If a DD-250 is required, it will be stated here, also.

Section F outlines the contract delivery date(s) or completion schedule, as well as the full shipping address for each Line Item(s).

Section G includes contract administration procedures that are peculiar to the purchasing agency, such as invoicing instructions and address, and the type of invoice required (i.e., a DD-250 or contractor’s commercial invoice form); point of contact for technical issues, patent rights clauses, etc.

Section H invokes specific contract clauses that are required by the agency for the item(s) being purchased. This may include the incorporation of solicitation Section K

(Representations and Certifications — see below), and any special insurance, or bonding requirements.

Section I provides a listing of FAR/DFAR or individual agency clauses that may be too voluminous to be included in full, but are incorporated by reference with the same effect as if they are stated fully.

Section J provides a list of all contract attachments; typically, detailed Government specifications, a copy of the contractor’s technical proposal, and DD-1423 CDRL and DD-1664 DID items, which include the specific data requirements for deliverable Line Items.

Section K of the RFP (usually incorporated in any resulting contract) contains the FAR/DFAR-specified Representations and Certifications (Reps & Certs). These are various check-the-block and fill-in entries to be completed by the offeror that provide the Government with important information concerning the offeror such as: business size and type (Large or Small Business Concern); minority/ women/veteran-owned/disadvantaged; Affirmative Action compliance; CAS Certification; company ownership information; place of performance; point of contact information, etc. NOTE: The accuracy of information entered and/or certified in this section is of great importance to the bidder/contractor, since misrepresentation and or untruthful replies may expose the Company to loss of the contract, fines, penalties, etc.

Section L. This Section includes very important and detailed format and instructions on how to structure the offeror’s proposal. They vary for each Government agency, and must be followed carefully. Failure to adhere to these instructions may cause rejection of the proposal.

Section M outlines the Government’s evaluation scheme for determining the manner in which they will select the winning offer. Typically, this will list the factors and the priority of these factors, such as:
1) Price
2) Non-price
3) Technical content and/or qualifications
4) Past performance of the offeror.
4.	Forms and Certifications for Competitive Procurement (RFP’s)

The prescribed forms and certifications for competitive procurements include:
Standard Form 26, Award/Contract
Standard Form 33, Solicitation, Offer and Award
Standard Form 30, Amendment of Solicitation/Modification of Contract
These forms also include the Representations and Certifications (Section K).

Another significant certification that may be required is a Certificate of Current Cost or Pricing Data. The section of this manual entitled Truth In Negotiations Act contains a more specific discussion on this topic.

5.	ETC’s Process and Procedure Checklist for Solicitation Reviews and Submission of Proposals

The CA’s function within the Company’s overall proposal effort is an essential one that cannot be overemphasized. It is at once educational, advisory and preventive in nature; that is, to identify and resolve problems and questions early in the proposal stage, and avoid having to backtrack after the contract is received and attempting to get it resolved. The CA should assume that most personnel are not always keen to the finer (or, even some of the more obvious) points of Government contract laws and regulations, and it is his/her task to instruct and advise them in such matters. This is initially achieved by (a) performing a detailed review of the RFP package, and (b) recording comments in the bid review/summary document that is distributed to all proposal team members. Below is a basic checklist to follow.

General Checklist
•	Ensure that the entire bid package is on hand, including referenced attachments and amendments. Immediately obtain any missing documents from the CO.

•	Resolve any unclear, ambiguous or patently obvious solicitation errors immediately, in writing to the CO.

•	Ensure that all referenced government specifications and/or standards are available. If not, obtain them immediately.

•	Read every bid provision carefully, noting any portions that will need specific comment or instruction.

•	Type all review comments on the ETC RFQ/RFP Summary/Comment form.

•	Circulate bid package, etc. to proposal team for collective evaluation.
Specific Checklist
•	Delivery requirements

•	Shipping terms

•	Is there a liquidated damages provision?

•	Is there a Warranty period and does it exceed ETC’s standard warranty?

•	Is a bid guarantee required? (if so, refer to the CFO for premium cost and availability).

•	Is a Performance guarantee required? (if so, refer to the CFO for premium cost and availability).

•	Special QC/Inspection/Acceptance requirements (i.e., industrial or military standards or specs).

•	Shipping terms (Risk: FOB/CIF/C&F, etc.), and who pays transportation cost.

•	Payment terms: (i.e., net 30 days, progress payments, milestone payments, etc.)

•	Export licensing requirements, if any. This may apply to Foreign Military Sales (FMS) contracts. The Export Administrator should be queried on this.

•	Intellectual Property relative to proprietary data and software/source code. Review the RFP Data Rights provisions.

•	Is a pre-proposal conference and/or site visit required? If so, make special note in comments. Failure to attend waives any protection against later contractual problems related to issues discussed or on-site conditions.
All questions raised during the internal review process concerning ambiguous or otherwise unclear RFP provisions or specifications should be submitted to the CO in writing for immediate clarification.

6.	Procurement Integrity

The Office of Federal Procurement Policy Act (41 U.S.C. 423), and otherwise known as the Procurement Integrity Act (Act), is implemented by FAR Part 3.104. It prohibits certain activities by personnel involved in the Government procurement process, including commercial entities. While primarily directed at Government procurement officials, the Act also covers bidders and offerors. Inasmuch as ETC participates as a bidder/offeror on Government contracts, the following activities by Company employees or representatives are strictly prohibited in connection with Government procurements in which the Company participates:
•	Offering or accepting gratuities; i.e., any gift, favor, entertainment, hospitality, transportation, loan or any other tangible item, and any intangible benefits, including discounts, passes, and promotional vendor training given or extended to federal employees.

•	Offering or accepting bribes.

•	Offering, or accepting, employment at the Company.

•	Arriving at bid prices through consultation or collusion with other bidders.

•	Paying commission to an agent that is contingent on obtaining a Government contract, otherwise known as a “contingent fee”.

•	Restricting, or attempting to restrict, ETC subcontractors from bidding directly on a Government contract.

•	Submitting falsified cost or pricing data to the Government

•	Falsification or destruction of contract records in an effort to hide non-compliance, or demonstrate compliance, with the requirements of a Government contract.

•	Delivering inferior or nonconforming goods under a Government contract.
In connection with the Act, the Company is required to maintain its records relating to Government contracts for a minimum of three years.

7.	Protecting Procurement Information

Procurement Information is generally defined in the Procurement Integrity Act as bid or proposal information (i.e., of any bidder or offeror) and source selection information (generated by the Government in connection with a particular solicitation). It may, as well, include the proprietary information of competing offerors. The Act contains a strict prohibition against the disclosure of procurement information by Government procurement officials before the award of a Federal Agency procurement contract. This includes such officials that are either present or former Government employees who have, or had, access to contractor bid or proposal information. By the same token, any other person (i.e., another bidder/offeror) is prohibited from obtaining contractor bid or proposal information, or source selection information, before the award of the contract. Should such information be inadvertently received by an ETC employee, it should immediately be referred to the Company’s Ethics Officer who, in turn, will contact the CO for further instructions.

8.	Organizational Conflicts of Interest

Organizational Conflicts of Interest also fall within The Procurement Integrity Act. Contractors are prohibited from discussing employment with certain federal officers and employees. In addition, former federal employees are restricted from performing certain services once they depart the Government. These latter restrictions vary in length and scope, depending upon the status of the former federal employee and the work he/she performed while in Government service. Consequently, contractors must implement procedures designed to (a) prevent improper employment discussions with current Government employees, and (b) ensure that former federal personnel employed by the Company do not illegally work on matters that may create a conflict of interest — or, it should be added — even the appearance of such a conflict. Failure to do so may result in harsh sanctions being imposed by the Government on all concerned.

Any situation involving the discussion of employment of an active, or former, federal official should be referred to the Company’s Ethics Officer for further action.

9.	Truth In Negotiations Act Compliance (TINA) and Defective Pricing

The CO is tasked with ensuring that the offered price(s) under any solicitation is fair and reasonable, and toward that end, he/she has certain avenues available to achieve this, including obtaining either a proposal analysis or cost or pricing data. The proposal analysis is used when cost or pricing data are not required, and may entail, among other things, having a Government technical and/or financial representative review/compare a) all proposed prices under the solicitation, b) prior sales history of the item being purchased, c) competitive public price lists or other market information, d) the Government’s internal estimate, and e) pricing information provided by the offeror.

The Truth In Negotiations Act (TINA) was enacted for the purpose of providing full and fair disclosure by offerors and/or contractors in the conduct of negotiations with the Government. A significant provision included in TINA is that the contractor may be required to submit certified cost and pricing data in connection with negotiated procurements expected to exceed $550,000 in value.

Cost or pricing data is generally comprised of all facts that prudent buyers and sellers would reasonably expect to significantly affect price negotiations. This may include subcontractor/supplier quotations, nonrecurring costs, make-or-buy decisions, labor and overhead rates, etc. The submission of such data allows the CO to determine the reasonableness of the offered price(s). In addition, FAR 15.406-2 requires the contractor to certify that the submitted data is accurate, current and complete (see Certificate, below). If it is later found that the contractor submitted cost data that did not meet these criteria (as certified), the price may be reduced accordingly. TINA exempts from its coverage (a) a price based on adequate competition, (b) a price set by law or regulation, (c) a price for a “commercial item” as defined in FAR 2.101, or (d) if the agency grants a waiver (FAR 15.403-1(b)/(c). In certain circumstances, the Government has the right to audit the contractor’s price proposal utilized in price negotiations for up to three years after final contract payment.

The Certificate of current cost or pricing data reads as follows:
CERTIFICATE OF CURRENT COST OR PRICING DATA
This is to certify that, to the best of my knowledge and belief, the cost or pricing data (as defined in section 2.101of the Federal Acquisition Regulation (FAR) and required under FAR subsection 15.403-4 submitted, either actually or by specific identification in writing, to the Contracting Officer or to the Contracting Officer’s representative in support of ___* are accurate, complete, and current as of ___**. This certification includes the cost or pricing data supporting any advance agreements and forward pricing rate agreements between the offeror and the Government that are part of the proposal.
Firm ...
Signature ...
Name ...
Title ...
Date of Execution ...
Contractors, therefore, must ensure that no false, fictitious, or fraudulent statements are made to a federal agency. 18.U.S.C § 1001. A false representation with respect to a company’s cost submittals under negotiated contracts or contract modifications may subject the company and its management and employees to civil and/or criminal liability.

All in all, in view of the stringent rules placed on Government contractors, It is incumbent on ETC to train all of its employees who deal with the federal government in any capacity. It is essential that they be made aware of, and understand these myriad restrictions and potential serious penalties imposed for non-compliance.

10.	Buy American Act

The Buy American Act restricts the purchase of supplies that are not domestic end products, for use in the United States. A foreign end product may be purchased if the Contracting Officer determines that the price of the lowest domestic offer is unreasonable or if another exception applies. Also, the buy American Act requires, with some exception, the use of only domestic construction materials in contracts for construction in the United States.

CHAPTER 4 — CONTRACT PERFORMANCE AND ADMINISTRATION
1.	Purchasing and Subcontracting

Purchasing and subcontracting functions that are related to Government contracts are processed according to the requirements of the particular contract; however, the following steps apply generally to procurements in which ETC is involved.

The CA provides instructions to the Purchasing Department regarding prime contract clauses and other requirements that generally flow down to suppliers and subcontractors.
•	Defense Priorities and Accounting System (DPAS) and Government assigned priority, if any.

•	Socio-economic clauses, such as: Walsh-Healy Act, Equal Opportunity, Small Business, Small Disadvantaged Business, Minority Business, Veteran-owned, Women-Owned and Equal Opportunity.

•	Buy American, Anti-Boycott and Specialty Metals.

•	Cost and/or Pricing Data and (Government) Audit and Records.

•	Quality Control and Government-Source Inspection (GSI).

•	Termination for Convenience and/or Default.
2.	Change Management

FAR part 43 addresses changes to a Government contract. Changes can either be formal or constructive. In either respect, the existence of a change does not in and of itself result in entitlement by the Contractor for increased payments or length of performance.

A formal contract change can take many different forms. An administrative change pursuant to FAR 43.101 does not impact a party’s rights and does not entitle the Contractor to any additional compensation, because it is inherently administrative and not substantive. A unilateral written change order pursuant to FAR 43.103(b) is signed by the CO and directs the contractor to take certain action. This directive is exclusively within the control of the Government and, generally, will not entitle the Contractor to any additional compensation. A negotiated bi-lateral modification pursuant to FAR 43.103(a) is a back and forth process whereby the Government and the Contractor each agree that an in-scope change is in the best interest of the Government and that the change was not included within the original contract requirements. In accordance with the Changes clause, the parties negotiate a modification to the contract that includes an equitable adjustment to the contract price and/or period of performance.

Constructive changes are those that arise during contract performance that the Government and the contractor do not agree. Often times, the parties disagree whether or not the work being requested was within the reasonable contemplation of the parties at the time of contracting. Essentially, for a constructive change to have occurred it must be shown that a) a change occurred either as a result of government action or inaction, b) the contractor did not perform voluntarily, and c) the change resulted in an increase or decrease in the cost and/or period of performance.

The desire of ETC should be to avoid changes, especially constructive changes. Good contract management, of course, is the tool to avoid such changes in the first place. The Government customer, who is tasked with writing a clear and unambiguous contract, and contract specifications, enhances the likelihood of avoiding changes.

By the same token, the best tool the Company has to avoid or minimize changes is to ask questions during the solicitation phase — in writing — to obtain the Government’s written clarification or revision of an unclear, or ambiguous, provision or specification. This can head off many a misunderstanding that might otherwise arise during contract performance. ETC’s Project Manager and CA are tasked with this important pre-contract function. The next best approach, after receipt of a contract, is ETC’s early detection and submittal of changes to the CO with an associated request for an equitable adjustment (REA) to the contract price and/or delivery schedule.

At the outset of each contract, ETC will appoint a changes team that will be responsible to identify and manage potential changes. Typically, the team will consist of a senior manager, the Project Manager, the CA, the Project Engineer, and the Company Controller. The goal of this team will be to monitor contract performance from a time and cost perspective. During this monitoring, the team will evaluate whether or not the requirements being asked of ETC have expanded beyond those originally required by the solicitation. Increased contract costs or period of performance may be an indicator of a change, but is not determinative of whether or not a change has occurred.

The changes process will only be used by ETC to fairly manage and compensate ETC for additional work required of ETC that was not reasonably contemplated by the parties at the time of contracting. Once a potential change is identified by ETC, notice will be provided to the government at the very earliest opportunity. ETC understands that in order for the CO to have a reasonable basis to evaluate a potential change, ETC must provide to the CO sufficient documentation to justify entitlement and damages. The more complete and documented the claim, the easier it is for the CO to review, present to his/her advisors, and render a decision.

Importantly, a claim exceeding $100,000.00 in value must be accompanied by the following Contractor’s certification, executed by a person duly authorized to bind ETC with respect to the claim:
I certify that the claim is made in good faith; that the supporting data are accurate and complete to the best of my knowledge and belief; that the amount requested accurately reflects the contract adjustment for which the Contractor believes the Government is liable; and that I am duly authorized to certify the claim on behalf of the Contractor

As may be evident, education is the key to changes management, and ETC will conduct in-house training for its key project and administrative personnel for the purpose of teaching the finer points of recognizing, preparing, costing, presenting and negotiating successful changes and requests for equitable adjustment.

3.	The Disputes Process

The Disputes clause (FAR 52.233-1) invokes the Contract Disputes Act of 1978 (CDA), which governs the processing of claims under DOD contracts. Should the CO reject a claim in whole, or in part, he/she is required to issue a written “final decision” to that effect. The contractor’s choice at that point is to either accept the CO’s decision, or to challenge it by way of a formal appeal. In either case, the contractor must generally continue with contract performance. The appeal may be made to the Board of Contract Appeals (BCA) or to the U.S. Court of Federal Claims (COFC). Timing is critical, as a Notice of Appeal to a BCA must be filed within 90 days of receipt of the CO’s final decision. An appeal may also be filed with the U.S. Court of Federal Claims (COFC) within one year of filing a Complaint.

The Company does not take lightly the decision to file an appeal. In fact, the Company’s current policy is to strongly avoid appeals by resolving disputes informally at their earliest convenience. Moreover, when confronted with irreconcilable dispute, the Company will always pursue alternative dispute resolution as an alternative to formal appeals. It is the Company’s policy to weigh its decision very carefully at this juncture, and at the highest management level, before pursuing an appeal under the Disputes clause. Legal advice will be sought and the express approval of the President & CEO will be required.

4.	Cost Accounting Accuracy and Consistency

ETC is currently exempt from CAS requirements pursuant to 9903.201-1(a)(3) of the Cost Accounting Standards Board (CASB) regulations.

Historically, in most of its Government contracts the Company has been governed by the FAR’s “cost principles” as set forth in FAR Part 31, which define when and to what extent costs can be recovered, as well as by the Truth in Negotiations Act (see above). The Company has in place an accounting and data collection system that conforms with the requirements of FAR Part 31.

In addition, as a public company (AMEX: ETC), ETC is subject to the following regulatory requirements:
•	The Company’s accounting policies conform to the rules of the U.S. Securities Exchange Act, and it retains the services of an independent accounting firm, Grant Thornton LLP, Philadelphia, PA, to audit and certify its accounting policies and annual financial statements. These audits are conducted according to the standards of the Public Company Accounting Oversight Board (United States).

•	The Sarbanes-Oxley Act of 2002. As a “smaller public company” under the internal control reporting requirements mandated by Section 404.
The Company’s conformance to these regulations, of necessity, dictates accuracy and consistency in all of its accounting practices.

5.	Indirect Rates

The Company’s indirect rates for Government contracts (i.e., manufacturing overhead, and general and administrative (G&A) expense) are calculated in conformance with FAR Part 31.203.

6.	Time Charging

Time charging process at ETC is summarized as follows: The Company utilizes a job cost accounting system. As stated earlier, all contracts and orders, commercial and government, are assigned an SOR number (a Sales Order Release number). This number is disseminated company-wide. All direct labor (as well as all materials) expended on a given contract is charged to its SOR number and is entered on the employee’s time sheet. Time sheets are reviewed for accurate time charging and signed by a supervisor, then forwarded to the Accounting Department, where the labor cost is collected and entered under the SOR number in the Aftec PRO-III accounting system.

ETC supervisors are tasked with educating employees under their supervision in this process, and in the importance of the proper and accurate completion of their time sheets. ETC understands the importance of maintaining strict compliance with this process, especially when it comes to tracking and recording labor and materials to government contracts. Moreover, ETC further understands the significance of specifically tracking labor and materials as it relates to potential changes. With that in mind, ETC will, at the earliest opportunity and in no case later then at the time of notifying the CO of a potential change, issue a SOR for each potential change that it identifies on a government contract. Moreover, when recording time to a change SOR, employees will be instructed to keep the most detailed time records so that they may be used accurately to support any charges included in the change.

7.	Product Substitution

If the contract incorporates a Government design and/or drawings and specifies parts or components, ETC will purchase and incorporate the specified items in the end item. If the contract contains a product substitution clause, allowing the substitution of products that are no longer available (obsolete), they must be replaced with products of equal or greater functionality at no increase in price. Additionally, if the contract includes an engineering change clause that encourages development of more efficient methodology (i.e., value engineering change) and also reduce costs, such changes will be submitted to the CO for approval and sharing of any cost savings.

8.	Forms and Certifications for Contract Administration
Forms utilized by ETC, when applicable:
DD-250 — Material Inspection and Receiving Report
DD-1443- Contractor’s Request for Progress Payment
Certifications utilized by ETC, when applicable:
FAR 15.406-2 — Certificate of Current Cost or Pricing Data (as explained above)
FAR 33.207 — Certification of Claim
9.	The Role of the Contract Administrator/Manager

The CA’s basic duties include solicitation review, order processing and other general administrative duties. In performing these functions the CA is pro-active in the pre-contract or proposal stage. This entails reviewing, in detail, Government solicitation documents, summarizing their requirements, and disseminating the information to the ETC proposal team members; thereafter, coordinating the proposal kickoff meeting, then preparing, signing and submitting the RFP document, together with the Company’s technical proposal, to the Government. During this phase, he acts as the primary liaison between the CO and the Company in matters concerning the RFP and the proposal, and conducts or actively participates in negotiations toward finalizing the contract.

The CA serves a similar role following receipt of the contract, including generating correspondence, attending post-contract meetings, submitting deliverable data items, negotiating contract changes, disseminating contract modifications, preparing shipping documentation, and conducting the contract closeout process.

When necessary, the CA performs an active role in the “changes” process. If it is a Government-requested change (additive or deductive), he coordinates with the Project Manager (PM) to price out, submit and negotiate the final price and revised delivery schedule, and resulting contract modification, with the CO. Similarly, he works closely with the PM and his team in reviewing potential contract changes discovered by ETC that entail a cost and delivery impact. He prepares and submits change requests to the CO, executes the CDA certification, where necessary, and negotiates it to conclusion.

In the event a contract dispute arises, the CA will participate in the management decision of whether or not to file an appeal and, if so, coordinate the Company’s activities with legal counsel during the appeal process.

10.	The Role of the Project Manager

The Project Manager (PM) heads up the proposal team and works closely with the CA to ensure conformance to the RFP requirements, with particular emphasis on cost, schedule and technical compliance/feasibility. The PM also oversees and coordinates with 1) the engineering team member(s) to ensure the correct technical approach is being followed, 2) the purchasing and manufacturing members to accurately compile direct material and labor costs, 3) the Accounting Department to determine the proper indirect costs (overhead and G&A) and 4) senior management to decide the going-in profit.

When a contract is received, the PM’s primary task is to manage the contract operational aspects to completion — within specification, on time and within budget. The PM is the Government’s primary point of contact in regards to the engineering, design, manufacturing, final testing and shipment. If the contract includes on-site installation and testing, the PM oversees the field service personnel until completion and Government acceptance.

The PM is also a primary assistant to the CA should any performance issues arise during contract performance; for instance, whether a Government-directed change must be processed (as noted above) or a change in the scope of work discovered by ETC that may require preparing and submitting a claim.

11.	The Overall Role of Management

Management’s role in the Company is to lead the organization to success in its chosen marketplace, whether commercial or government, in a fair, honest and straightforward fashion. ETC has in place a Code of Ethics, a Company Code of Conduct and a Whistleblower Policy, all of which can be viewed on the company’s web page. With these principles as a foundation, ETC’s management strives to implement these codes on a day-to-day basis in our dealings with employees, our customers, our suppliers, and other business associates.

12.	Record-Keeping

FAR Part 4.7, Contractor Records Retention, prescribes the period of retention for records generated under Government contracts. This means that the described records must be available for Government inspection and audit within that time. Part 4.7 also incorporates FAR Parts 52.214-26 and 52.215-2, both of which require retention of cost or pricing data for 3 years. Subsections of Part 4.7 require different retention periods, depending on the type of record. These periods range from 2 to 4 years. ETC’s policy is to comply with the specific records retention policy applicable to the specific records generated on any government contract to which ETC is a party. Moreover, ETC’s Accounting and Contracts Departments retains it records for in excess of 6 years.

13.	Termination of the Contract

Generally, the Government may terminate its contracts, in whole or in part, either because of default by the contractor, or for the Government’s convenience. FAR 52.249-8 permits default termination where the contractor fails to meet contract requirements; i.e., failure to deliver, failure to make satisfactory progress, or failure to meet any other material provision of the contract. In that event, the contractor may not recover its costs, and may also be liable for the Government’s cost to re-procure the contract elsewhere.

On the other hand, the Government may, at any time and for any reason (absent bad faith) unilaterally terminate a contract for its convenience pursuant to FAR 52.249-2. The usual reason for convenience termination is that the Government has no further need for the supplies or services. In this case, the contractor may recover certain incurred costs according to the terms of the Termination for Convenience clause.

Even if the default termination of an ETC contract is to be challenged, it is the Company’s policy is to cooperate in good faith in fulfilling its obligations to transfer materials and data, together with title thereto, to the Government, and to protect such items, until the Government takes physical possession. In the case of a convenience termination, ETC will be prepared to provide a well-documented settlement proposal, including all supporting information needed by the Termination Contracting Officer (inventory lists, cost records, etc.), to negotiate a fair and reasonable settlement and dispose of the materials as directed.

14.	Contract Closeout and Checklist

ETC’s contract closeout procedure entails the following steps:
•	Verification of final, documented completion and Government acceptance of all contract line items, including:
o	Equipment

o	Data Items
•	Final progress report to Government (if required)

•	Return of Government-furnished equipment or property, if any

•	Patent Report submitted/accepted

•	Final invoice submitted

•	Final payment received

•	Close out Sales Order Release (SOR) to preclude further cost charging

•	Contract records stored to active or dead storage area

CHAPTER 5 — CONTRACT CLAIMS
1.	Understanding Contract Requirements

As noted, it is the Company’s strong policy to avoid the filing of claims/disputes. Moreover, as one mechanism to avoid such a situation, the Company is committed to exploring in all instances where claims/disputes arise, the use of alternative dispute resolution mechanisms. Yet, even given the strong desire of the Company to avoid claims/disputes, there remains the likelihood that the Company may be faced with a claim/dispute, whereby the Company believes in good faith that it is entitled to payments or performance period extensions, beyond those originally contemplated by the Contract. When such an instance arises, the Company will generally consider the following step-by-step analysis.

The fundamental basis for considering whether or not the Company may have a basis for a claim is a thorough analysis of the contract’s requirements. As mentioned above, steps are taken by the CA to inform the Project Manager and his team of the contract requirements, and to ensure they understand them; these include:
•	Issuing the SOR, together with its attachments, such as customer specifications, technical proposal and related documents. The SOR will be amended as necessary to incorporate any contract changes.

•	Conducting a contract kickoff meeting to review and discuss the contract documents. This will include a complete review of all requirements, including those that are (a) contractual/legal in nature and (b) technical (specifications). The kick off meeting will primarily seek to ensure that the team members are fully aware of the contract requirements and that they comprehend the relationship between the various aspects of the Contract. The CA will address any questions or need for clarification of these requirements either internally or through communication with the CO.

•	The CA will also stress the need for the team members to bring up any questions concerning contract requirements to his attention at any point during contract performance. The CA will provide a response, and, if necessary, submit the matter to the CO for resolution.
2.	Importance of Bid Documents

The bid documents do not “disappear” or become irrelevant once the contract is received; indeed, they form an important basis for the contract, as they are incorporated into the contract document itself. If any contractual issues arise, or even disputes or appeals, the bid documents will play a decisive role in their resolution. It is necessary, therefore, that all team members maintain a complete file that includes them, together with the SOR and other documents. The CA’s contract file will also include a full copy of the bid documents, including the solicitation, any amendments, the bid specifications, the Company’s proposal, cost and price information, correspondence with the Government purchasing office, telephone memoranda and any other related records, that were generated during the solicitation phase.

3.	Early Claim Discovery During Performance

As noted above, despite all the best efforts of the Government’s CO and technical team to issue a clear and unambiguous solicitation document, errors will occur; and, likewise, despite ETC’s attempts to unearth any such errors and request the Government’s correction of the same, before award, something will invariably “fall through the cracks”. In such a circumstance, the next best approach, then, is to find any such problems as early as possible during contract performance. Early discovery is important, as it will minimize cost, disruption and delay to contract performance.

4.	Managing Claims

The proper management of claims requires a well structured, documented and organized approach. ETC’s method to achieve this is to appoint a “changes team”, consisting of a senior manager, the CA, Project Manager, Project Engineer, and the Controller, whose task is to identify any such issues and to assist the CA in preparing and presenting them to the CO for resolution. As soon as an issue arises and no later then the time it is presented to the CO, the Company will promptly issue a SOR with the instruction to the project team to charge all applicable costs to the new SOR in order to form a clear, precise and proper basis for the eventual cost proposal to the CO. Moreover, in respect to all claim SORs, employees will be instructed to record with specificity the labor tasks performed and the costs incurred.

The claims team will assist the CA during the course of negotiations with the CO to arrive at an equitable settlement and contract modification or, on the other hand, to serve as a resource should an appeal ensue. Also, it is important for the changes team to remember that: (i) A claim must be asserted (not necessarily submitted) before final payment is made (FAR 52.243-4(f), and (ii) A claim exceeding $100,000.00 in value must be certified (FAR 33.207)

5.	Preparation of Claims Narrative

The presentation of a claim should consist of a narrative that contains, at a minimum, the following information:
•	A statement of the contract requirement

•	A summary statement of the change

•	A statement of the Government direction or action that caused the Company to exceed the contract requirement(s), including copies of all supporting documents as proof.

•	A detailed statement of the work that exceeds, or differs from, the contract requirements

•	A computation of the costs of the added work

•	An explanation of the related delay, with illustrative chart or graph, if necessary.

•	Appendices with pertinent documents, data, cost computations, manning curves, etc.
It is the policy of the Company to present any claims in the above format. Absent the necessary information to present the claim as indicated above, the claim will not be asserted.

6.	Pricing the Claim

The costs included in claims must conform to the cost principles contained in FAR Part 31. These are comprised of both direct costs and indirect costs.

The claim as submitted to the CO should include a breakdown of the costs being claimed, usually arranged as follows:

Direct Labor:	$
Overhead (%):

Subtotal:
Materials:
Other Direct Cost:
G&A (%):

Subtotal:
Profit (%):

Total Amount:	$

Direct Labor should be broken out on an attached schedule to show the various categories of labor. Materials and ODC should also, to the extent possible, be broken out into major elements.

Indirect Costs (OH and G&A) are comprised of “pools” of cost, which are not normally broken out into their individual elements in a claim, but are to be available for verification by Government audit.

The Department of Defense (DOD) CO will normally apply the Weighted Guidelines Method in developing a profit or fee objective (DFARS 215.404-71-1). Contractors utilize varied approaches, tailored to their individual business. These methods may arrive at different results.

7.	Supporting Documentation and Sign-Offs

The cost elements included in a claim, as outlined above, shall be fully documented and all such documentation made physically available for Government audit — normally by the Defense Contracts Audit Agency (DCAA). Direct labor hours for completed work are to be supported by the time sheets of each individual employee involved. This is to be assured by assiduous time-keeping practices and verification by direct supervisors that the labor hours are charged to the correct SOR number. Material costs, likewise, are to be supported by a combination of supplier quotations, purchase orders, and/or invoices, as appropriate. The same holds true for other direct cost (ODC) charges. All proposed costs are to be reviewed and approved, in writing, by a direct supervisor. Indirect costs (OH, G&A & ODC) being applied to the claim costs are obtained from the Company Controller, who is responsible for calculating them on a periodic basis.

8.	Claim Certification

Claims exceeding $100,000.00 in value must be certified (FAR 33.207).

9.	Sanctions for Non-Compliance

Sanctions imposed for non-compliance are significant. The False Claims Act (FCA) (31 USC 3729-3733) provides the Government with remedies against parties that process false claims. “Parties” is defined as either the Company or individual employees. This may include the recovery of treble damages (against companies), and civil penalties of not less than $5,000 — $10,000 for each false or fraudulent claim. Criminal statutes provide for fines up to $10,000, and individuals may be imprisoned for up to five years.

GLOSSARY OF TERMS
BCA — Board of Contract Appeals.
Buy American Act — A federal policy stating that manufactured materials, supplies or articles acquired for public use shall be substantially constituted from domestically mined or manufactured materials.
CA — Contact Administrator. The individual(s) primarily tasked with the oversight of the Company’s performance pursuant to the fulfillment of the terms, conditions, and specifications of a contract.
CAS — Cost Accounting Standards. Federal standards designed to provide a consistency and coherency in defense and other government contract accounting.
CFO — Chief Financial Officer.
Change — A change to approved program requirements or specifications after negotiation of a basic contract. It may result in an increase or decrease.
COFC — U.S. Court of Federal Claims.
Commercial Item — An item, including both supplies and services, of a class or kind that is regularly used for other than government purposes and is sold or traded in the course of conducting normal business operations.
Contracting Officer — A person with the authority to enter into, administer or terminate contracts and to make related determinations and findings.
Cost Reimbursement — A form of pricing arrangement that provides for payment of allowable, allocable and reasonable costs incurred in performance of a contract.
COTR — Contracting Officer’s Technical Representative. A person provided to assist the CO in matters related to inspection, acceptance and other duties.
CPFF — Cost Plus Fixed Fee. A cost-reimbursement contract that provides for the payment of a fixed fee for the contractor.
DCAA — Defense Contract Audit Agency.
DFAR — Defense FAR Supplements.
DPAS — Defense Priorities and Allocations System. Priority ratings for contracts and subcontracts.
ETC or Company — Environmental Tectonics Corporation.

FAR — Federal Acquisition Regulations.
FFP — Firm Fixed Price Contract. A contract that is not subject to any adjustment by reason of costs experienced by the contractor in the performance of the contract.
Fixed Price — A form of pricing that includes a ceiling beyond which the government bears no responsibility for payment.
FMS — Foreign Military Sales. Actions on the part of the Department of Defense on behalf of another government to make procurements using that government’s funds.
FOB — Free on Board.
IFB — Invitation for Bids. Solicitation document used for sealed-bid procurements.
IP — Intellectual Property. Includes inventions, trademarks, patents, industrial designs, copyrights, and technical information.
Manual — ETC Government Contracting Procedures Manual.
Offer — A promise by the Company to enter into a contract if the offer is accepted. In sealed bidding, offers made in response to Invitations for Bids (IFBs) are called “bids.” In negotiated acquisitions, offers made in response to Requests for Proposals (RFPs) are called “proposals.”
Procurement Integrity Act — Federal Procurement Policy Act, 41 U.S.C. 423. Rules implemented to uphold the integrity of the government procurement process.
Progress Payment — A payment made as work progresses under a contract on the basis of percentage of completion accomplished or for work performed.
Project Manager — An individual designated by the Company to be responsible for the accomplishment of the program objectives, including development, production and sustainment.
Proposal — A written offer by the Company describing its offering terms.
RFP — Request for Proposal. Solicitation document used in negotiated procurements when the buyer reserves the right to award without further oral or written negotiations. Only acceptance by the buyer is needed to create a binding contract.
RFQ — Request for Quotation. The solicitation form used in negotiated procurement when award will be made after negotiation with the offeror.
Solicitation — A document requesting or inviting offerors to submit offers.
SOR — Sales Order Release. The document which summarizes the essential contract requirements and the job charging number for the services to be performed.

TINA — Truth in Negotiations Act. Federal law enacted at P.L. 87-653 to provide the government with sufficient information before the contract award to ensure that it does not pay excessive prices for its procurements.
WAWF — Wide Area Work Flow system.

ANNEX 7
AUDIT & COMPLIANCE REVIEW PROCEDURE
PURPOSE
•	To establish a procedure for the staffing, planning, scope, and reporting of regular audits of the Compliance Program established pursuant to the Agreement between Environmental Tectonics Corporation and The United States Department of the Navy (“Agreement”).
AUDIT TEAM
•	Will include ETC Ethics Advisor and appropriate ETC management personnel.
SCOPE AND FREQUENCY OF AUDITS
Within 30 days of execution of the Agreement, and on a yearly basis thereafter, the Audit Team will perform appropriate procedures to review compliance with the following substantive requirements of the Agreement:
•	Adherence to the Schedule set forth in Annex 2 for implementation of the Compliance Program.

•	Establishment and annual review / updating of Company Code of Ethics.

•	Maintenance of complete file of annual officer, director, employee, consultant acknowledgement of the Code.

•	Timely investigation and reporting of all instances of suspected misconduct.

•	Establishment and ongoing efficacy of a Hot Line.

•	Establishment of Contracting Procedures Manual.

•	Establishment and regular updating of a library of federal contracting materials.

•	Establishment of a Training Program to familiarize all officers, directors, and relevant employees with each component of the Compliance Program.

•	Complete participation at training sessions; maintenance of participant certifications.

•	Determination of eligibility of all current employees and consultants who provide services in connection with any federally contracted work. Removal from responsibility or dismissal of ineligible persons as required by the Agreement.

•	Establishment of screening procedures to assure that ineligible persons are not hired as employees or engaged as contractors in connection with federally contracted work, without prior approval of Navy Debarring Authority.

•	Segregation of costs of implementing Compliance Program; treatment of such costs as unallowable during the term of this Agreement.
AUDIT PROCEDURES
The Audit Team will establish an audit plan for each yearly audit, including:
•	Identification of overall scope and any particular area(s) of focus.

•	Audit checklist of Company documentation to be reviewed.

•	Identification of and assignment of all major tasks to be performed.

•	Identification of any personnel to be interviewed; any particular transactions to be sampled.
Performance of the Audit
•	Creation and retention of contemporaneous workpapers to document the audit.

•	Sign off by Ethics Advisor on completion of all required audit activities.

•	Adherence to audit plan.

•	Identification of any deficiencies/weaknesses in internal controls (e.g., maintenance of appropriate documents) relating to scope of Compliance Program
REPORTING
•	The Ethics Advisor shall prepare an initial and, thereafter, a yearly report (“Report”), discussing the audit findings.

•	Each Report shall identify (1) All instances of disciplinary action for violations of the Codes; (2) all known, ongoing criminal investigations; (3) all known quitam suits; (4) all known or suspected defective pricing cases; (5) instances in which there are reasonable grounds to suspect that ETC, its directors, officers, employees, consultants, suppliers and/or Governmental personnel have violated Federal laws or regulations relating to U.S. Government procurements; (6) all hotline calls received by the Ethics Advisor including a description of the complaint and any remedial action taken or planned; and (7) any other matter which might affect ETC’s present responsibility status, including but not limited to actual or potential suspension and/or debarment actions by other Government entities.

•	Audit reports shall include identification of any Compliance Program implementation failures; recommend appropriate corrective action; and provide for prompt follow-up to assure corrective actions have been implemented.

•	All reports will be submitted directly to the Audit Committee of ETC’s Board of Directors and to the Navy’s Debarring Authority.
EFFECTIVE DATE & TERM
•	Coextensive with the effective date and term of the Agreement.